Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142034

COVER PAGE STICKER

The prospectus consists of (i) this sticker, (ii) the prospectus dated September 26, 2007, and (iii) the Prospectus Supplement dated September 26, 2008.

SUPERSEDES PRIOR

SUPPLEMENTS

ATEL 12, LLC

Supplement dated September 26, 2008

to the Prospectus dated September 26, 2007

of ATEL 12, LLC

(the “Fund”)

The Fund’s Prospectus is hereby supplemented as set forth herein. This supplement is a part of and must be accompanied by the Fund’s Prospectus dated September 26, 2007. Terms not otherwise defined herein have the meaning as defined in the Prospectus.

Status of the Offering

As of September 23, 2008, the Fund had received and accepted subscriptions for 1,138,260 units for total subscription proceeds in the amount of $11,382,600. Such amounts include the $500 initial member’s capital investment. As of such date, the Fund had committed a total of approximately $7.4 million of such proceeds to portfolio acquisition costs, offering and organization expenses allocable to such proceeds and capital reserves. The balance remains available for the acquisition of additional portfolio investments.

Who Should Invest

Certain state securities commissioners have revised the suitability standards for their states from those set forth in the Prospectus under “Who Should Invest.” The following states have imposed the conditions on investments in such jurisdictions set forth below:

Alabama.    Each investor must (i) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 in excess of his Original Invested Capital: or (ii) have a net worth (determined with the same exclusions) of at least $250,000. In addition, by executing the subscription agreement you represent that you have a liquid net worth which is at least ten times the amount invested in Units. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Iowa.    Each investor must (i) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000 in excess of his Original Invested Capital: or (ii) have a net worth (determined with the same exclusions) of at least $250,000. An Iowa investor may not invest in Units an amount in excess of 10% of the investor’s liquid net worth.

Massachusetts.    Each investor must (i) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobiles) of at least $70.000 in excess of his Original Invested Capital; or (ii) have a net worth (determined with the same exclusions) of at Ieast $250,000.

Minnesota.    Each investor must (i) have an annual gross income of at least $100,000 and a net worth (exclusive of home, home furnishings and automobiles) of at least $100,000 in excess of his Original Invested Capital; or (ii) have a net worth (determined with the same exclusions) of at least $350,000.

New Mexico.    Each investor must (i) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 in excess of his Original Invested Capital; or (ii) have a net worth (determined with the same exclusions) of at least $250,000.

Oregon.    Each investor must (i) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000 in excess of his Original Invested Capital; or (ii) have a net worth (determined with the same exclusions) of at least $250,000. An Oregon investor may not invest in Units an amount in excess of 10% of the investor’s liquid net worth.

The foregoing suitability standards supersede those set forth in the prospectus under “Who Should Invest.”

Portfolio Acquisitions and Transactions

Set forth below is a summary of the portfolio acquisitions and transactions entered into or identified by the Fund as of the date of this supplement.

PORTFOLIO ACQUISITIONS AND TRANSACTIONS

Lessee/Borrower/Investee	Investment Type	Commence Date(s) (1)	Acquisition Price (2)	Credit Quality (3)	Term (4)
WAL-MART TRANSPORTATION, LLC	LEASE-REFRIGERATED TRAILERS	2/1/08	$971,862	HQC	84
AXIAL BIOTECH, INC.	SENIOR TERM LOAN	4/1/08	125,000	GC	36
AXOGEN CORPORATION	SENIOR TERM LOAN	5/1/08	250,000	GC	36
AXIAL BIOTECH, INC.	SENIOR TERM LOAN	6/1/08	125,000	GC	36
MEADWESTVACO CORPORATION	LEASE-LIFT TRUCKS	7/1/08	50,216	GC	48
MEADWESTVACO CORPORATION	LEASE-HYSTER FORKLIFTS	7/1/08	81,988	GC	36
MEADWESTVACO CORPORATION	LEASE-FORKLIFT	7/1/08	30,952	GC	60
MEADWESTVACO CORPORATION	LEASE-GMC TRUCK 2008	7/1/08	59,900	GC	84
MIDWEST ENERGY RESOURCES CO.	LEASE-CATERPILLAR D11T TRACTOR	7/1/08	1,542,367	HQC	84
NOVAVISION INC.	SENIOR TERM LOAN	7/1/08	750,000	NR	36
MEADWESTVACO CORPORATION	LEASE-HYSTER LIFT TRUCKS	8/1/08	181,636	GC	48
INTERNATIONAL BUSINESS MACHINES CORPORATION	LEASE-DIGITAL SIGNAL ANALYZER	8/8/08	166,576	HQC	24
MEADWESTVACO CORPORATION	LEASE-BOOM LIFT	9/1/08	171,195	GC	84
GANGAGEN INC.	PREFERRED STOCK- SERIES E	9/3/08	450,000
MEADWESTVACO CORPORATION	LEASE-LIFT TRUCK	10/1/08	26,728	GC	36
MEADWESTVACO CORPORATION	LEASE-DUMP TRUCKS	10/1/08	405,158	GC	84
MEADWESTVACO CORPORATION	LEASE-(12) TUSK LIFT TRUCKS	10/1/08	237,685	GC	60
NEWELL RUBBERMAID, INC.	LEASE-(2) HYSTER FORKLIFTS	10/1/08	56,894	GC	60

Total Portfolio Acquisitions and Transactions entered into or identified as of September 26, 2008			$5,683,157

NOTES

(1)	In many cases, a portfolio financing transaction is funded over a period of time according to the lessee’s or borrower’s requirements. Therefore, “Commence Date(s)” expressed as a range represents multiple lease and loan commencement dates occurring or anticipated under the same transaction line.

(2)	“Acquisition Price” includes either amounts committed to lessees or borrowers by the Fund, or actual transaction acquisition costs as of May 1, 2008. All figures are rounded to the nearest dollar. The Manager and its affiliates acquire transactions on behalf of the Fund and other affiliated investor programs. For any transactions which are not fully funded, the “Acquisition Price” reflects the amount of any transaction commitment allocated to the Fund. The amounts may change as a result of ongoing funding, allocation to other programs or other factors. To the extent that the transaction is not fully funded, the information in the table represents the Managing Member’s best estimates as to the size, timing and terms of the transaction upon full funding, based on the outstanding commitment and the intended allocation to the Fund, its discussions with the lessee or borrower, the current and anticipated availability of Fund capital and other factors. There can be no assurance, however, that the portion of the transaction which has not been funded will be completed as described. Acquisition Price includes both the cash payment portion of the purchase cost plus any indebtedness incurred in connection with the acquisition. The Fund intends to acquire its initial investments primarily with cash, and to incur leverage later in its acquisition stage.

(3)	“Credit Quality” listed as “HQC” indicates that the lessee, borrower or a guarantor satisfies the criteria necessary to qualify the transaction as a “high quality corporate credit,” as that term is defined for purposes of the Fund’s investment policies on page 43 of the Prospectus under the caption “Description of Lessees and Borrowers.” For lessees and borrowers that are not within that definition, the Credit Quality is listed as “GC,” which indicates growth capital and other investments.

(4)	“Term” is expressed in terms of months, although actual lease and loan terms may be monthly, quarterly, semiannual or annual.

Distributions

The following table is a summary of cash distributions by the Fund to Holders to the date of this Supplement. Distributions may be characterized for tax, accounting and economic purposes as a return of capital, a return on capital or a portion of each. Generally, the portion of each annual cash distribution by a company which exceeds its net income for the fiscal period would constitute a return of capital.

Distribution Period (1)	Month Paid	Return of Capital	Distribution of Income	Total Distribution		Total Distribution per Unit (2)	Weighted Average Units Outstanding
Monthly distributions
September 26, 2007 – January 24, 2008 (Distribution of escrow interest)	February 2008		$2,886	$2,886		NA	NA
January – February 2008	March 2008	$13,852	—	13,852		$0.075	184,693
March 2008	April 2008	14,376	—	14,376		0.075	191,680
April 2008	May 2008	20,270	—	20,270		0.075	270,267
May 2008	June 2008	27,218	—	27,218		0.075	362,910
June 2008	July 2008	40,429	—	40,429		0.075	539,049
July 2008	August 2008	55,083	—	55,083		0.075	734,439

		171,228	2,886	174,114		$0.450

Quarterly distributions
March 2008	April 2008	11	—	11		$0.225	50
June 2008	July 2008	2,100	—	2,100		0.225	9,334

		2,111	—	2,111		$0.450

		$173,339	$2,886	$176,225	(3)

(1)	Investors may elect to receive their distributions either monthly or quarterly. See “Timing and Method of Distributions” on Page 71 of the Prospectus. The monthly distributions in the table include only those distributions made to investors on a monthly basis. The quarterly distributions in the table include only those distributions made to investors on a quarterly basis.

(2)	Total distributions per Unit represents the per Unit distribution rate for those Units which were outstanding for all of the applicable period.

(3)	The primary source of these cash distributions is cash received from the Company’s operations, including cash received from leases and loans and interest income. In order to equalize the rate of monthly and quarterly distributions over the full calendar year, the Company has estimated the amount of cash from operations to be received from identified transactions during the balance of the year. A portion of the distributions represent capital reserves distributed in anticipation of amounts to be received and to be available for distribution during the year which are expected to exceed the rate of distribution established for the full year.

Management

The Manager

Effective April 10, 2008, James Kamradt relinquished his position as executive vice president of ATEL Securities Corporation.

John W. Hart, age 57, was appointed executive vice president of ATEL Securities Corporation in April 2008, and is responsible for managing the Dealer Manager. Prior to joining ATEL, Mr. Hart was employed by Eaton Vance Distributors as Vice President from 2007 to 2008. From 2006 to 2007, he was Vice President for JP Morgan and from 1993 to 2006 he was President of Berkeley Capital Management. Mr. Hart graduated from University of Oregon with a B.A. degree in Political Science. He is a Certified Investment Consultant, a Certified Investment Specialist, an Accredited Investment Fiduciary and holds a J.D. degree from California Western School of Law.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

ATEL 12, LLC (the “Company” or the “Fund”) was formed under the laws of the state of California on January 25, 2007 for the purpose of equipment financing and acquiring equipment to engage in equipment leasing and sales activities, as well as in real estate and growth capital investment activities. (the “principal operations”). The Managing Member of the Company is ATEL Associates 12, LLC (the “Managing Member”), a Nevada limited liability corporation. The Fund may continue until December 31, 2030. As of January 24, 2008, the Fund had received and accepted cumulative subscriptions for 128,201 Units ($1,282,010). As a result, subscription proceeds were released from escrow to commence operations and reimburse organization and offering expenses. Subsequent non-Pennsylvania capital contributions will be used to fund operations, invest in equipment and real estate, and provide growth capital financing as described in the Company’s S-1 Registration Statement.

As of September 1, 2008, cumulative contributions have been received in the amount of $11,382,600. Such amounts include the $500 initial member’s capital investment. As a limited liability company, the liability of any individual member for the obligations of the Fund is limited to the extent of capital contributions to the Fund by the individual member. In addition, the Fund continues to actively raise capital for use in its principal operations. The Fund, or Managing Member on behalf of the Fund, also continues to incur costs in connection with the organization, registration and issuance of the limited liability company units (Units). The amount of such costs to be borne by the Fund is limited by certain provisions of the ATEL 12, LLC Limited Liability Company Operating Agreement dated April 3, 2007 (the “Operating Agreement”).

The Company’s principal objectives are to invest in a diversified portfolio of investments that (i) preserves, protects and returns the Company’s invested capital; (ii) generates regular cash distributions to Unit holders, any balance remaining after required minimum distributions to be used to purchase additional investments during the Reinvestment Period (ending six calendar years after the completion of the Company’s public offering of Units) and (iii) provides additional cash distributions following the Reinvestment Period and until all investment portfolio assets has been sold or otherwise disposed. The Company is governed by its Operating Agreement, as amended.

Overview

The offering of ATEL 12, LLC (the “Company” or the “Fund”) was granted effectiveness by the Securities and Exchange Commission as of September 26, 2007. The offering will continue until the earlier of a period of two years from that date or until sales of Units to the public reach $200,000,000.

On January 24, 2008, subscriptions for the minimum number of Units (120,000, representing $1,200,000), excluding subscriptions from Pennsylvania investors, had been received and the Fund requested subscription proceeds to be released from escrow. On that date, the Company commenced initial operations and continued in its development stage activities until transitioning to an operating enterprise during the second quarter. Subsequent non-Pennsylvania capital contributions will be used to fund operations, invest in equipment and real estate, and provide growth capital financing as described in the Company’s S-1 Registration Statement. Pennsylvania subscriptions are subject to a separate escrow and will be released to the Fund only when it has received aggregate subscriptions for all investors equal to not less than $7,500,000.

On January 29, 2008, the Fund made its first investment in a long-term operating lease. The investment totaled $763,553 and consisted of transportation equipment leased to an operating subsidiary of a Fortune 100 company. The lease commenced on February 1, 2008 and has a term of 84 months. As of June 30, 2008, the Company has purchased a total of $2,737,285 of equipment for long-term operating leases and funded investments in notes receivable totaling $1,250,000.

Capital Resources and Liquidity

During the funding period, the Company’s primary source of liquidity will be subscription proceeds from the public offering of Units. As of June 30, 2008, contributions totaling $6,618,250 have been received. The liquidity of the Company will vary in the future, increasing to the extent cash flows from leases and proceeds of asset sales exceed expenses and decreasing as lease assets are acquired, as distributions are made to the Members and to the extent expenses exceed cash flows from leases and proceeds from asset sales.

The Company is also beginning to realize cash flow from contracts with lessees for fixed lease terms at fixed rental amounts.

Effective June 28, 2007, the Company and the Managing Member were added as participants, with AFS and certain of its affiliates, in a financing arrangement with a group of financial institutions that includes certain financial covenants. The financial arrangement is comprised of a working capital term loan facility to AFS, an acquisition facility and a warehouse facility to AFS, the Company and affiliates, and a venture facility available to an affiliate. The facility is for $75,000,000 and expires in June 2009.

As of June 30, 2008 and December 31, 2007, outstanding borrowings and availability under the facility were as follows:

	June 30, 2008	December 31, 2007
Total available under the financing arrangement	$75,000,000	$75,000,000
Amounts borrowed by the Company under the acquisition facility	—	—
Amounts borrowed by affiliated partnerships and limited liability companies under the acquisition facility	(3,509,555)	(8,625,000)

Total remaining available under the acquisition and warehouse facilities	$71,490,445	$66,375,000

Under the terms of the acquisition facility agreement, the Company may only participate once its tangible net worth, as therein defined, equals or exceeds $15 million.

The Company is contingently liable for principal payments under the warehouse facility as borrowings are recourse jointly and severally to the extent of the pro-rata share of the Company’s net worth as compared to the aggregate net worth of certain of the affiliated partnerships and limited liability companies of the Company and including the Managing Member, AFS and ALC (which latter three entities are 100% liable). The Company and its affiliates pay an annual commitment fee to have access to this line of credit. There were no borrowings under the warehouse facility as of June 30, 2008 and December 31, 2007.

The interest rate on the Master Terms Agreement is based on either the LIBOR/Eurocurrency rate of 1-, 2-, 3- or 6-month maturity plus a lender designated spread, or the bank’s Prime rate, which re-prices daily. Principal amounts of loans made under the Master Terms Agreement that are prepaid may be re-borrowed on the terms and subject to the conditions set forth under the Master Terms Agreement.

Draws on the acquisition facility by any affiliated partnership and/or limited liability company borrower are secured by a blanket lien on that borrower’s assets, including but not limited to equipment and related leases.

To manage the warehousing facility for the holding of assets prior to allocation to specific investor programs, a Warehousing Trust Agreement has been entered into by the Company, the Managing Member, AFS, ALC, and certain of the affiliated partnerships and limited liability companies.

The warehousing facility is used to acquire and hold, on a short-term basis, certain lease transactions that meet the investment objectives of each of such entities. Each of the leasing programs sponsored by the Managing Member, AFS and ALC currently in its acquisition stage is a pro rata participant in the Warehousing Trust

Agreement, as described below. When a program no longer has a need for short term financing provided by the warehousing facility, it is removed from participation, and as new leasing investment entities are formed by the Managing Member, AFS and ALC and commence their acquisition stages, these new entities are added. As of June 30, 2008, the investment program participants were ATEL Capital Equipment Fund IX, LLC, ATEL Capital Equipment Fund X, LLC, ATEL Capital Equipment Fund XI, LLC and the Company.

Pursuant to the Warehousing Trust Agreement, the benefit of the lease transaction assets, and the corresponding liabilities under the warehouse borrowing facility, inure to each of such entities based upon each entity’s pro-rata share in the warehousing trust estate. The “pro-rata share” is calculated as a ratio of the net worth of each entity over the aggregate net worth of all entities benefiting from the warehouse trust estate, excepting that the trustees, the Managing Member, AFS and ALC, are liable for their pro-rata shares of the obligations based on their respective net worth, and jointly liable for the pro rata portion of the obligations of each of the affiliated partnerships and limited liability companies participating under the borrowing facility. Transactions are financed through this warehousing facility only until the transactions are allocated to a specific program for purchase or are otherwise disposed by the Managing Member, AFS and ALC. When a determination is made to allocate the transaction to a specific program for purchase by the program, the purchaser repays the debt associated with the asset, either with cash or by means of the acquisition facility financing, the asset is removed from the warehouse facility collateral, and ownership of the asset and any debt obligation associated with the asset are assumed solely by the purchasing entity.

As of June 30, 2008, the full amount remaining available under the joint acquisition and warehouse facility is potentially available to the Company. However, as amounts are drawn on the facility by each of the Company and the affiliates who are borrowers under the facility, the amount available to all is reduced. As the warehousing facility is a short term bridge facility, any amounts borrowed under the warehousing facility, and then repaid by the affiliated borrowers (including the Company) upon allocation of an acquisition to a specific purchaser, become available under the warehouse facility for further short term borrowing.

The financing arrangement discussed above includes certain financial and non-financial covenants applicable to each borrower. The Company and affiliates were in compliance with all covenants as of June 30, 2008.

Cash Flows

During the three and six months ended June 30, 2008, the Company’s main sources of cash were proceeds from its offering of Units. As of June 30, 2008, 661,815 Units have been sold. Capital contributions in the amount of $4,425,930 and $6,617,650 were received for the three and six months ended June 30, 2008, respectively.

During the same period, the primary use of cash was to purchase leased assets and fund investments in notes receivable. Year-to-date, $2,737,285 of leased assets have been purchased and $1,250,000 loans have been funded; of which $1,765,423 of leased assets and $1,125,000 of loans were originated and funded during the second quarter of 2008.

In addition, cash was used to pay commissions and syndication costs associated with the offering—totaling a combined $616,655 and $930,903 for the three and six months ended June 30, 2008, respectively, as well as to pay distributions to Other Members and the Managing Member, and invoices related to startup costs, acquisition expenses and management fees.

Results of Operations

The Company had a net loss of $117,935 for the second quarter of 2008 on revenues totaling $67,310 and expenses of $185,245. Year-to-date, the Company had a net loss of $181,197 on revenues of $98,130 and expenses totaling $279,327.

During both periods, a majority of the Company’s revenues were derived from its investments in lease assets and notes receivable, all of which were purchased or funded during the first six months of 2008. Combined, such revenues constituted approximately 86% and 87% of total revenues during the second quarter and the first six months of 2008, respectively. The remainder of the Company’s revenues for the second quarter and first six months of 2008, which totaled $9,377 and $12,277, respectively, were derived from interest earned on the Company’s cash deposits and processing fees on notes receivable transactions.

Consistent with the growth of revenues resulting from the continued increase in the Company’s lease asset portfolio, was an increase in expenses related to the acquisition and depreciation of such assets. Acquisition and depreciation expenses made up approximately 75% and 77% of total expenses during the second quarter and first six months of 2008, respectively. The remainder of the Company’s expenses for the second quarter and first six months of 2008, which totaled $47,231 and $65,080, respectively, were largely related to startup costs, professional fees, management fees and other operational expenses.

As defined by ATEL 12, LLC Limited Liability Company Operating Agreement, acquisition expense shall mean expenses including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, and miscellaneous expenses relating to selection and acquisition or financing of portfolio assets, whether or not acquired.

Experts

Moss Adams LLP, independent registered public accounting firm, has audited the Fund’s balance sheet as of December 31, 2007, and the related statements of operations, changes in members’ deficit and cash flows for the period from February 24, 2007 (date of inception) through December 31, 2007, as set forth in their report. The Fund has included the financial statement in the prospectus in reliance on Moss Adams LLP’s report, given on their authority as experts in accounting and auditing.

Moss Adams LLP, independent certified public accountants, has audited the balance sheet of ATEL Associates 12, LLC as of December 31, 2007 as set forth in their report. The Fund has included the balance sheet in the prospectus in reliance on Moss Adams LLP’s report, given on their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

Set forth below are the following financial statements:

S-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

ATEL 12, LLC

We have audited the accompanying balance sheet of ATEL 12, LLC, a development stage enterprise, (the “Company”) as of December 31, 2007, and the related statements of operations, changes in members’ deficit, and cash flows for the period from February 24, 2007 (inception date) through December 31, 2007. These financial statements are the responsibility of the Company’s Managing Member. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATEL 12, LLC as of December 31, 2007, and the results of its operations and its cash flows for the period from February 24, 2007 (inception date) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ MOSS ADAMS LLP

San Francisco, California

March 13, 2008

S-F-2

ATEL 12, LLC

(a development stage enterprise)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Cash and cash equivalents	$600

Total assets	$600

LIABILITIES AND MEMBERS’ DEFICIT
Accounts payable and accrued liabilities:
Affiliates	$904,688
Other	1,000

Total liabilities	905,688

Commitments and contingencies
Members’ deficit:
Managing Member	(12,320)
Other Members	(892,768)

Total Members’ deficit	(905,088)

Total liabilities and Members’ deficit	$600

See accompanying notes.

S-F-3

ATEL 12, LLC

(a development stage enterprise)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 24, 2007 (Date of Inception)

THROUGH DECEMBER 31, 2007

Total revenues	$—

Expenses:
Cost reimbursements to affiliate	4,238
Interest expense	1,407
Professional fees	5,272
Outside services	190
Other	1,438

Total operating expenses	12,545

Net loss	$(12,545)

Net loss:
Managing Member	$(12,420)
Other Members	(125)

$(12,545)

Net loss per Limited Liability Company Unit (Other Members)	$(2.50)
Weighted average number of Units outstanding	50

See accompanying notes.

S-F-4

ATEL 12, LLC

(a development stage enterprise)

STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

FOR THE PERIOD FROM FEBRUARY 24, 2007 (Date of Inception)

THROUGH DECEMBER 31, 2007

	Other Members		Managing Member	Total
	Units	Amount
Members’ capital as of February 24, 2007 (date of inception)	—	$—	$—	$—
Capital contributions	50	500	100	600
Less selling commissions to affiliates	—	(79,039)	—	(79,039)
Syndication costs	—	(814,104)	—	(814,104)
Net loss	—	(125)	(12,420)	(12,545)

Balance December 31, 2007	50	$(892,768)	$(12,320)	$(905,088)

See accompanying notes.

S-F-5

ATEL 12, LLC

(a development stage enterprise)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 24, 2007 (Date of Inception)

THROUGH DECEMBER 31, 2007

Operating activities:
Net loss	$(12,545)
Adjustment to reconcile net loss to cash provided by operating activities:
Changes in operating assets and liabilities:
Accrued liabilities, affiliates	11,545
Accrued liabilities, other	1,000

Net cash provided by operating activities	—

Financing activities:
Capital contributions	600

Net cash provided by financing activities	600

Net increase in cash and cash equivalents	600
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$600

Schedule of non-cash transactions:
Syndication and organizational costs payable to affiliated company	$904,688

See accompanying notes.

S-F-6

ATEL 12, LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

1. Organization and Limited Liability Company matters:

ATEL 12, LLC (a development stage enterprise) (the “Company” or the “Fund”) was formed under the laws of the state of California on January 25, 2007 for the purpose of equipment financing and acquiring equipment to engage in equipment leasing and sales activities, as well as in real estate and growth capital investment activities (the “principal operations”). The Managing Member of the Company is ATEL Associates 12, LLC (the “Managing Member”), a Nevada limited liability corporation. The Fund may continue until December 31, 2030. Contributions in the amount of $600 have been received through December 31, 2007, inclusive of the $500 initial member’s capital investment. As of December 31, 2007, another $878,210 of Unit subscription proceeds has been received in escrow. As a limited liability company, the liability of any individual member for the obligations of the Fund is limited to the extent of capital contributions to the Fund by the individual member.

Amounts reflected on the balance sheet as Members’ deficit at December 31, 2007 are only representative of the initial capital contribution of the initial member and the Managing Member. Pursuant to the guidelines of the Prospectus, subscription proceeds and interest earned thereon, totaling $878,210 and $687, respectively, were held in escrow at an independent financial institution at December 31, 2007 pending satisfaction of the minimum subscription requirement of $1,200,000. Should the Company not meet the required minimum amount of subscriptions, excluding subscriptions from Pennsylvania investors, within twelve months from the Fund’s offering date, the funds held in escrow would be returned to investors. As of January 24, 2008, the Fund had received and accepted the minimum cumulative subscription amount and requested subscription proceeds to be released from escrow.

As of December 31, 2007, the Fund is actively raising capital and has not commenced principal operations other than those relating to organizational matters. The Fund will commence principal operations upon receipt and acceptance of subscriptions for 120,000 Units ($1,200,000). Pennsylvania subscriptions are subject to a separate escrow and will be released to the Fund only when it has received aggregate subscriptions for all investors equal to not less than $7,500,000. The Fund, or Managing Member on behalf of the Fund, will incur costs in connection with the organization, registration and issuance of the limited liability company units (Units). The amount of such costs to be borne by the Fund is limited by certain provisions of the ATEL 12, LLC Limited Liability Company Operating Agreement dated April 3, 2007 (the “Operating Agreement”).

The Company’s principal objectives are to invest in a diversified portfolio of investments that (i) preserves, protects and returns the Company’s invested capital; (ii) generates regular cash distributions to Unit holders, any balance remaining after required minimum distributions to be used to purchase additional investments during the Reinvestment Period (ending six calendar years after the completion of the Company’s public offering of Units) and (iii) provides additional cash distributions following the Reinvestment Period and until all investment portfolio assets has been sold or otherwise disposed. The Company is governed by its Operating Agreement, as amended.

2. Summary of significant accounting policies:

Basis of presentation:

The accompanying balance sheet as of December 31, 2007, and the related statements of operations, changes in members’ capital, and cash flows for the period from February 24, 2007 (Date of Inception) through December 31, 2007 have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

S-F-7

ATEL 12, LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Cash

Cash is maintained in an interest bearing escrow account.

Credit risk:

The Company places its cash deposits with creditworthy, high quality financial institutions. The concentration of such deposits is not deemed to create a significant risk to the Company.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Income Taxes

The Fund does not provide for income taxes as they are the liability of the individual members and are allocated to the members for inclusion in their individual tax returns. However, the Company provides for current income taxes for only those states which levy income taxes on limited liability companies.

3. Members’ Capital:

As of December 31, 2007, 50 Units were issued and outstanding. The Fund is authorized to issue up to 20,000,000 additional Units.

The Fund’s net income or net losses are to be allocated 100% to the Members. From the commencement of the Fund until the initial closing date, net income and net loss shall be allocated 99% to the Managing Member and 1% to the initial Other Members. Commencing with the initial closing date, net income and net loss shall be allocated 92.5% to the Other Members and 7.5% to the Managing Member.

Fund distributions are to be allocated 7.5% to the Managing Member and 92.5% to the Other Members.

4. Commitments:

The terms of the Operating Agreement provided that the Managing Member and/or affiliates are entitled to receive certain fees, in addition to the allocations described above, which are more fully described in Section 8 of the Operating Agreement. The additional fees to management include fees for equipment management, administration and resale.

At December 31, 2007, there were commitments to purchase lease assets totaling approximately $763,553. This amount represents contract awards which may be canceled by the prospective lessee or may not be accepted by the Company. On January 18, 2008, the Fund made its first investment in a long term operating lease. The investment totaled $763,553 and consisted of transportation equipment leased to an operating subsidiary of a Fortune 100 company. The lease commenced on February 1, 2008 and has a term of 84 months.

S-F-8

ATEL 12, LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

5. Related party transactions:

The terms of the Operating Agreement provide that the Managing Member and/or affiliates are entitled to receive certain fees for equipment management and resale and for management of the Company.

The Operating Agreement allows for the reimbursement of costs incurred by Managing Member and/or affiliates for providing administrative services to the Company. Administrative services provided include Company accounting, investor relations, legal counsel and lease and equipment documentation. The Managing Member is not reimbursed for services whereby it is entitled to receive a separate fee as compensation for such services, such as management of investments. Reimbursable costs incurred by the Managing Member and/or affiliates are allocated to the Company based upon estimated time incurred by employees working on Company business and an allocation of rent and other costs based on utilization studies.

Each of ATEL Financial Services, LLC (“AFS”), ATEL Leasing Corporation (“ALC”), ATEL Equipment Corporation (“AEC”) and ATEL Investor Services (“AIS”) is a wholly-owned subsidiary of ATEL Capital Group and performs services for the Company. Acquisition services are performed for the Company by ALC, equipment management, lease administration and asset disposition services are performed by AEC, investor relations and communications services are performed by AIS and general administrative services for the Company are performed by AFS.

Cost reimbursements to the Managing Member are based on its costs incurred in performing administrative services for the Company. These costs are allocated to each managed entity based on certain criteria such as total assets, number of investors or contributed capital based upon the type of cost incurred. The Managing Member believes that the costs reimbursed are the lower of (i) actual costs incurred on behalf of the Company or (ii) the amount the Company would be required to pay independent parties for comparable administrative services in the same geographic location.

The Managing Member and/or affiliates earned commissions and reimbursements, pursuant to the Operating Agreement, during the period from February 24, 2007 (Date of Inception) through December 31, 2007 as follows:

Selling commissions, Equal to 9% of the selling price of the Limited Liability Company Units, deducted from Other Members capital	$79,039
Reimbursement of other syndication costs to AFS and affiliates, deducted from Other Members capital	814,104
Administrative costs reimbursed to Managing Member	11,545

$904,688

The Company accrued the above total amount as a payable to affiliates as of December 31, 2007.

6. Syndication Costs:

Syndication costs are reflected as a reduction to Members’ deficit as such costs are netted against the capital raised. The amount shown is primarily comprised of fees pertaining to document preparation, regulatory filing fees, legal, and other direct costs associated with fund registration. Syndication costs totaled $893,143 for the period from February 24, 2007 (Date of Inception) through December 31, 2007.

S-F-9

ATEL 12, LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

7. Borrowing facilities:

Effective June 28, 2007, the Company and the Managing Member were added as participants, with AFS and certain of its affiliates, in a financing arrangement with a group of financial institutions that includes certain financial covenants. The financial arrangement is comprised of a working capital term loan facility to AFS, an acquisition facility and a warehouse facility to AFS, the Company and affiliates, and a venture facility available to an affiliate. The facility was originally $75,000,000 and expired on June 28, 2007, but was renewed for an additional two years with an availability of $65,000,000 pending redefinition of the lender base. On July 28, 2007, with a redefinition of the lender base, the facility was amended to reset availability to $75,000,000. The arrangement expires in June 2009. The availability of borrowings to the Company under this financing arrangement is reduced by the amount outstanding on any of the above mentioned facilities.

As of December 31, 2007, borrowings under the facility were as follows:

Total available under the financing arrangement	$75,000,000
Amount borrowed by the Company under the acquisition facility	—
Amounts borrowed by affiliated partnerships and Limited Liability Companies under the acquisition and warehouse facilities	(8,625,000)

Total remaining available under the acquisition and warehouse facilities	$66,375,000

The Company is contingently liable for principal payments under the warehouse facility as borrowings are recourse jointly and severally to the extent of the pro-rata share of the Company’s net worth as compared to the aggregate net worth of certain of the affiliated partnerships and limited liability companies of the Company and including the Managing Member, AFS and ALC (which latter three entities are 100% liable). The Company and its affiliates pay an annual commitment fee to have access to this line of credit. There were no borrowings under the warehouse facility as of December 31, 2007.

The interest rate on the Master Terms Agreement is based on either the LIBOR/Eurocurrency rate of 1-, 2-, 3- or 6-month maturity plus a lender designated spread, or the bank’s Prime rate, which re-prices daily. Principal amounts of loans made under the Master Terms Agreement that are prepaid may be re-borrowed on the terms and subject to the conditions set forth under the Master Terms Agreement.

Draws on the acquisition facility by any affiliated partnership and/or limited liability company borrower are secured by a blanket lien on that borrower’s assets, including but not limited to equipment and related leases.

To manage the warehousing facility for the holding of assets prior to allocation to specific investor programs, a Warehousing Trust Agreement has been entered into by the Company, the Managing Member, AFS, ALC, and certain of the affiliated partnerships and limited liability companies.

The warehousing facility is used to acquire and hold, on a short-term basis, certain lease transactions that meet the investment objectives of each of such entities. Each of the leasing programs sponsored by the Managing Member, AFS and ALC currently in its acquisition stage is a pro rata participant in the Warehousing Trust Agreement, as described below. When a program no longer has a need for short term financing provided by the warehousing facility, it is removed from participation, and as new leasing investment entities are formed by the Managing Member, AFS and ALC and commence their acquisition stages, these new entities are added. As of

S-F-10

ATEL 12, LLC

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

December 31, 2007, the investment program participants were ATEL Capital Equipment Fund IX, LLC, ATEL Capital Equipment Fund X, LLC, ATEL Capital Equipment Fund XI, LLC and the Company. Pursuant to the Warehousing Trust Agreement, the benefit of the lease transaction assets, and the corresponding liabilities under the warehouse borrowing facility, inure to each of such entities based upon each entity’s pro-rata share in the warehousing trust estate. The “pro-rata share” is calculated as a ratio of the net worth of each entity over the aggregate net worth of all entities benefiting from the warehouse trust estate, excepting that the trustees, the Managing Member, AFS and ALC, are liable for their pro-rata shares of the obligations based on their respective net worth, and jointly liable for the pro rata portion of the obligations of each of the affiliated partnerships and limited liability companies participating under the borrowing facility. Transactions are financed through this warehousing facility only until the transactions are allocated to a specific program for purchase or are otherwise disposed by the Managing Member, AFS and ALC. When a determination is made to allocate the transaction to a specific program for purchase by the program, the purchaser repays the debt associated with the asset, either with cash or by means of the acquisition facility financing, the asset is removed from the warehouse facility collateral, and ownership of the asset and any debt obligation associated with the asset are assumed solely by the purchasing entity.

The financing arrangement discussed above includes certain financial and non-financial covenants applicable to each borrower. The Company and affiliates were in compliance with all covenants as of December 31, 2007.

8. Subsequent Event:

As of January 24, 2008, the Fund had received and accepted cumulative subscriptions for 128,201 Units ($1,282,010). As a result, subscription proceeds were scheduled to be released from escrow to commence principal operations and reimburse organization and offering expenses. Subsequent non-Pennsylvania capital contributions will be used to fund operations, invest in equipment and real estate, and provide growth capital financing as described in the Company’s S-1 Registration Statement.

On January 29, 2008, the Fund made its first investment in a long term operating lease. The investment totaled $763,553 and consisted of transportation equipment leased to an operating subsidiary of a Fortune 100 company. The lease commenced on February 1, 2008 and has a term of 84 months.

S-F-11

ATEL 12, LLC

BALANCE SHEETS

JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,600,556	$600
Accounts receivable	31,901	—
Notes receivable, net of unearned interest income of $258,697 and $0 at June 30, 2008 and December 31, 2007, respectively	1,259,456	—
Investments in equipment and leases, net of accumulated depreciation of $70,659 and $0 at June 30, 2008 and December 31, 2007, respectively	2,669,373	—
Other assets	139	—

Total assets	$5,561,425	$600

LIABILITIES AND MEMBERS’ CAPITAL (DEFICIT)
Accounts payable and accrued liabilities:
Managing Member	$3,503	$—
Affiliates	809,283	904,688
Accrued distributions to Other Members	42,529	—
Other	236,379	1,000

Total liabilities	1,091,694	905,688

Commitments and contingencies
Members’ capital (deficit):
Managing Member	—	(12,320)
Other Members	4,469,731	(892,768)

Total Members’ capital (deficit)	4,469,731	(905,088)

Total liabilities and Members’ capital (deficit)	$5,561,425	$600

See accompanying notes.

S-F-12

ATEL 12, LLC

STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008

(Unaudited)

	Three months ended June 30, 2008	Six months ended June 30, 2008
Revenues:
Operating lease income	$47,740	$75,660
Notes receivable interest income	10,193	10,193
Interest income	4,177	7,077
Other	5,200	5,200

Total revenues	67,310	98,130
Expenses:
Depreciation of operating lease assets	44,076	70,659
Asset management fees to Managing Member	1,579	2,696
Acquisition expense	93,938	143,588
Cost reimbursements to Managing Member and affiliates	20,748	30,935
Amortization of initial direct costs	451	521
Interest expense	7,820	11,101
Professional fees	12,443	12,788
Outside services	1,029	3,434
Other	3,161	3,605

Total operating expenses	185,245	279,327

Net loss	$(117,935)	$(181,197)

Net (loss) income:
Managing Member	$7,298	$21,908
Other Members	(125,233)	(203,105)

	$(117,935)	$(181,197)

Net loss per Limited Liability Company Unit (Other Members)	$(0.31)	$(0.74)
Weighted average number of Units outstanding	399,771	274,310

See accompanying notes.

S-F-13

ATEL 12, LLC

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (DEFICIT)

FOR THE PERIOD FROM FEBRUARY 24, 2007 (Date of Inception)

THROUGH DECEMBER 31, 2007

AND FOR THE SIX MONTHS ENDED

JUNE 30, 2008

(Unaudited)

	Other Members		Managing Member	Total
	Units	Amount
Members’ capital as of February 24, 2007 (date of inception)	—	$—	$—	$—
Capital contributions	50	500	100	600
Less selling commissions to affiliates	—	(79,039)	—	(79,039)
Syndication costs	—	(814,104)	—	(814,104)
Net loss	—	(125)	(12,420)	(12,545)

Balance December 31, 2007	50	(892,768)	(12,320)	(905,088)
Capital contributions	661,765	6,617,650	—	6,617,650
Distributions to Other Members ($0.44 per Unit)	—	(121,143)	—	(121,143)
Less selling commissions to affiliates	—	(516,550)	—	(516,550)
Syndication costs	—	(414,353)	—	(414,353)
Distributions to Managing Member	—	—	(9,588)	(9,588)
Net (loss) income	—	(203,105)	21,908	(181,197)

Balance June 30, 2008	661,815	$4,469,731	$—	$4,469,731

See accompanying notes.

S-F-14

ATEL 12, LLC

STATEMENTS OF CASH FLOWS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008

(Unaudited)

	For the three months ended June 30, 2008	For the six months ended June 30, 2008
Operating activities:
Net loss	$(117,935)	$(181,197)
Adjustment to reconcile net loss to cash used in operating activities:
Depreciation of operating lease assets	44,076	70,659
Amortization of initial direct costs	451	521
Amortization of unearned income on notes receivable	(10,193)	(10,193)
Changes in operating assets and liabilities:
Accounts receivable	(19,666)	(31,901)
Prepaid and other assets	(139)	(139)
Accounts payable, Managing Member	(526)	55
Accounts payable, other	232,192	235,379
Accrued liabilities, affiliates	1,097	26,350

Net cash provided by operating activities	129,357	109,534

Investing activities:
Purchases of equipment on operating leases	(1,765,423)	(2,737,285)
Payments of initial direct costs	(5,182)	(8,103)
Note receivable advances	(1,125,000)	(1,250,000)
Payments received on notes receivable	5,572	5,572

Net cash used in investing activities	(2,890,033)	(3,989,816)

Financing activities:
Selling commissions to affiliates	(477,373)	(595,589)
Syndication costs paid to Managing Member	(261,037)	(457,069)
Distributions to Other Members	(61,876)	(78,614)
Distributions to Managing Member	(5,017)	(6,140)
Capital contributions	4,425,930	6,617,650

Net cash provided by financing activities	3,620,627	5,480,238

Net increase in cash and cash equivalents	859,951	1,599,956
Cash and cash equivalents at beginning of period	740,605	600

Cash and cash equivalents at end of period	$1,600,556	$1,600,556

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$7,506	$10,787

Cash paid during the period for taxes	$1,600	$1,600

Schedule of non-cash transactions:
Distributions payable to Other Members at period-end	$42,529	$42,529

Distributions payable to Managing Member at period-end	$3,448	$3,448

Syndication and organizational costs payable to affiliates	$121,755	$121,755

See accompanying notes.

S-F-15

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

1. Organization and Limited Liability Company matters:

ATEL 12, LLC (the “Company” or the “Fund”) was formed under the laws of the state of California on January 25, 2007 for the purpose of equipment financing and acquiring equipment to engage in equipment leasing and sales activities, as well as in real estate, growth capital investment activities and green technologies (the “principal operations”). The Managing Member of the Company is ATEL Associates 12, LLC (the “Managing Member”), a Nevada limited liability corporation. The Fund may continue until December 31, 2030. As a limited liability company, the liability of any individual member for the obligations of the Fund is limited to the extent of capital contributions to the Fund by the individual member. The offering of ATEL 12, LLC (the “Company” or the “Fund”) was granted effectiveness by the Securities and Exchange Commission as of September 26, 2007. The offering will continue until the earlier of a period of two years from that date or until sales of Units to the public reach $200,000,000.

On January 24, 2008, subscriptions for the minimum number of Units (120,000, representing $1,200,000), excluding subscriptions from Pennsylvania investors, had been received and the Fund requested subscription proceeds to be released from escrow. On that date, the Company commenced initial operations and continued in its development stage activities until transitioning to an operating enterprise during the second quarter. Pennsylvania subscriptions are subject to a separate escrow and will be released to the Fund only when it has received aggregate subscriptions for all investors equal to not less than $7,500,000. As of June 30, 2008, contributions totaling $6,618,250, inclusive of the $500 initial member’s capital investment, have been received and 661,815 Units were issued and outstanding. Further, as of such date, the Fund continues activities of raising investment capital.

The Fund, or Managing Member and/or affiliates on behalf of the Fund, will incur costs in connection with the organization, registration and issuance of the limited liability company units (Units). The amount of such costs to be borne by the Fund is limited by certain provisions of the ATEL 12, LLC Limited Liability Company Operating Agreement dated April 3, 2007 (the “Operating Agreement”).

The Company’s principal objectives are to invest in a diversified portfolio of investments that (i) preserves, protects and returns the Company’s invested capital; (ii) generates regular cash distributions to Unit holders, any balance remaining after required minimum distributions to be used to purchase additional investments during the Reinvestment Period (ending six calendar years after the completion of the Company’s public offering of Units) and (iii) provides additional cash distributions following the Reinvestment Period and until all investment portfolio assets has been sold or otherwise disposed. The Company is governed by its Operating Agreement, as amended.

2. Summary of Significant Accounting Policies:

Basis of presentation:

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and with instructions to Form 10-Q and Article 8 of Regulation S-X. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Managing Member, necessary for a fair statement of financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that effect reported amounts in the financial statements and accompanying notes. Therefore, actual results could differ from those estimates. Operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results for the year ending December 31, 2008.

S-F-16

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued):

Cash and cash equivalents:

Cash and cash equivalents include cash in banks and cash equivalent investments with original maturities of ninety days or less.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. Such estimates primarily relate to the determination of residual values at the end of the lease term and expected future cash flows used for impairment analysis purposes and determination of the allowances for doubtful accounts and notes receivable.

Accounts receivable:

Accounts receivable represent the amounts billed under operating lease contracts and notes receivable which are currently due to the Company. Allowances for doubtful accounts are typically established based on historical charge off and collection experience and the collectability of specifically identified lessees and borrowers, and invoiced amounts. Accounts receivable are generally charged off against the allowance on a specific identification basis. Recoveries of amounts that were previously written-off are recorded as other income in the period received.

Credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents, direct finance lease receivables and accounts receivable. The Company places its cash deposits and temporary cash investments with creditworthy, high quality financial institutions and therefore, believes that the concentration of such deposits and temporary cash investments is not deemed to create a significant risk to the Company. Accounts and notes receivable represent amounts due from lessees or borrowers in various industries, related to equipment on operating leases or notes receivable.

Equipment on operating leases and related revenue recognition:

Equipment subject to operating leases is stated at cost. Depreciation is recognized on a straight-line method over the terms of the related leases to the equipment’s estimated residual values at the end of the leases.

Operating lease revenue is recognized on a straight-line basis over the term of the underlying leases. The initial lease terms will vary as to the type of equipment subject to the leases, the needs of the lessees and the terms to be negotiated, but initial leases are generally on terms from 36 to 120 months. The difference between rent received and rental revenue recognized is recorded as unearned operating lease income on the balance sheet.

Notes receivable, unearned interest income and related revenue recognition:

The Company records all future payments of principal and interest on notes as notes receivable, which are then offset by the amount of any related unearned interest income. For financial statement purposes, the Company reports only the net amount of principal due on the balance sheet. The unearned interest is recognized

S-F-17

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued):

over the term of the note and the income portion of each note payment is calculated so as to generate a constant rate of return on the net balance outstanding. Any fees or costs related to notes receivable are recorded as part of the net investment in notes receivable and amortized over the term of the loan.

Allowances for losses on notes receivable are typically established based on historical charge off and collection experience and the collectability of specifically identified borrowers and billed and unbilled receivables. Notes are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the note agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Notes are charged off to the allowance as they are deemed uncollectible.

Notes receivable are generally placed in a non-accrual status (i.e., no revenue is recognized) when payments are more than 90 days past due. Additionally, management periodically reviews the credit worthiness of companies with note payments outstanding less than 90 days. Based upon management’s judgment, notes may be placed in a non-accrual status. Notes placed on non-accrual status are only returned to an accrual status when the account has been brought current and management believes recovery of the remaining unpaid receivable is probable.

Initial direct costs:

The Company capitalizes initial direct costs (“IDC”) associated with the origination and funding of lease assets and investments in notes receivable (as defined in Statement of Financial Accounting Standards (“SFAS”) No. 91 (“SFAS No. 91”) “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”). IDC includes both internal costs (e.g., the costs of employees’ activities in connection with successful lease and loan originations) and external broker fees incurred with such originations. The costs are amortized on a lease by lease (or note by note) basis based on actual lease term using a straight-line method for operating leases and the effective interest rate method for direct finance leases and notes receivable. Upon disposal of the underlying lease assets and notes receivable, both the initial direct costs and the associated accumulated amortization are relieved. Costs related to leases or notes receivable that are not consummated are not eligible for capitalization as initial direct costs and are expensed as acquisition expense.

Acquisition expense:

Acquisition expense represents costs which include, but are not limited to, legal fees and expenses, travel and communication expenses, cost of appraisals, accounting fees and expenses and miscellaneous expenses related to the selection and acquisition of equipment which are reimbursable to the Managing Member under the terms of the Operating Agreement. As the costs are not eligible for capitalization as initial direct costs, such amounts are expensed as incurred.

Asset valuation:

Recorded values of the Company’s operating lease and equipment portfolio are periodically reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment loss is measured and recognized only if the estimated undiscounted future cash flows of the asset are less than their net book value. The estimated undiscounted future cash flows are the sum of the

S-F-18

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued):

estimated residual value of the asset at the end of the asset’s expected holding period and estimates of undiscounted future rents. The residual value assumes, among other things, that the asset is utilized normally in an open, unrestricted and stable market. Short-term fluctuations in the market place are disregarded and it is assumed that there is no necessity either to dispose of a significant number of the assets, if held in quantity, simultaneously or to dispose of the asset quickly. Impairment is measured as the difference between the fair value (as determined by a valuation method using discounted estimated future cash flows) of the asset and its carrying value on the measurement date.

Segment reporting:

The Company is organized into one operating segment for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment in the United States.

The Company’s principal decision makers are the Managing Member’s Chief Executive Officer and its Chief Operating Officer. The Company believes that its equipment leasing business operates as one reportable segment because: a) the Company measures profit and loss at the equipment portfolio level as a whole; b) the principal decision makers do not review information based on any operating segment other than the equipment leasing transaction portfolio; c) the Company does not maintain discrete financial information on any specific segment other than its equipment financing operations; d) the Company has not chosen to organize its business around different products and services other than equipment lease financing; and e) the Company has not chosen to organize its business around geographic areas.

The primary geographic regions in which the Company sought leasing opportunities were North America and Europe. Currently, 100% of the Company’s operating revenues and long-lived assets are from customers domiciled in North America.

Warrants

From time to time, the Company receives warrants to purchase securities of its borrowers in connection with lending arrangements. During the first quarter of 2008, the Company commenced funding of investments in notes receivables. Pursuant to the terms of certain of these investments, the Company received equity rights in the form of warrants. Such warrants owned by the Company are not registered for public sale, but are considered derivatives and are carried at an estimated fair value on the balance sheet at the end of the period, as determined by the Managing Member. The fair values of the warrants are determined based either upon the Black-Scholes pricing model with borrowers who are in S-l registration with industry recognized investment bankers, or the price per share of subsequent private placements. Such determination of fair value may be adjusted pursuant to other factors which include, but arc not limited to, available financial information, the terms and condition of subsequent placements, the issuer’s ability to meet its current obligations and indications of the issuer’s subsequent ability to raise capital. The Managing Member’s estimate and assumption of fair value of the private securities may differ significantly from the values that would have been used had a ready market existed, and the differences could be material. At June 30, 2008, the Managing Member estimated the fair value of the warrants to be nominal in amount. See note 11 for further discussion.

S-F-19

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued):

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Pursuant to the provisions of Section 701 of the Internal Revenue Code, a partnership is not subject to federal income taxes. Accordingly, the Company has provided current franchise income taxes for only those states which levy income taxes on partnerships.

Per Unit data:

Net income (loss) and distributions per unit are based upon the weighted average number of Other Members Units outstanding during the period.

Recent accounting pronouncements:

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), as an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of adopting this pronouncement.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. The Company does not presently anticipate the adoption of SFAS 141R to significantly impact its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. Upon commencement of initial operations on January 24, 2008, the Company adopted the provisions of SFAS 159. The adoption of SFAS 159 did not have a significant effect on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. The provisions of SFAS 157 were to be effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, which defers the effective date of SFAS 157 as it pertains to fair

S-F-20

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued):

value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. Upon commencement of its principal operations on January 24, 2008, the Company adopted the provisions of SFAS 157 except as it applied to its investment in equipment and leases, and other nonfinancial assets and nonfinancial liabilities as noted in FSP No. 157-2. The partial adoption of SFAS 157 did not have a significant effect on the Company’s financial position, results of operations or cash flows.

3. Notes receivable net:

At June 30, 2008, the Company has various notes receivable from borrowers who have financed the purchase of equipment through the Company. At June 30, 2008, the original terms of the notes receivable are 36 months and bear interest at rates ranging from 11% to 12%. The notes are generally secured by the equipment financed. As of June 30, 2008, the minimum future payments receivable are as follows:

Six months ending December 31, 2008	$90,588
Year ending December 31, 2009	536,827
2010	559,074
2011	326,829

1,513,318
Less: portion representing unearned interest income	(258,697)

1,254,621
Unamortized indirect costs	4,835

Notes receivable, net	$1,259,456

4. Investments in equipment and leases, net:

The Company’s investment in leases consists of the following:

	Balance December 31, 2007	Reclassifications & Additions / Dispositions	Depreciation/ Amortization Expense or Amortization of Leases	Balance June 30, 2008
Net investment in operating leases	$—	$2,737,285	$(70,659)	$2,666,626
Initial direct costs, net	—	2,921	(174)	2,747

Total	$—	$2,740,206	$(70,833)	$2,669,373

Additions to net investment in operating leases are stated at cost and include amounts accrued at June 30, 2008 related to asset purchase obligations.

Impairment of investments in leases and assets held for sale or lease:

Management periodically reviews the carrying values of its assets on leases and assets held for lease or sale. No impairment losses were recorded in the three and six months ended June 30, 2008.

All of the Company’s leased property was acquired during the first six months of 2008. Depreciation expense on property subject to operating leases was $44,076 and $70,659 for the three and six months ended June 30, 2008, respectively.

S-F-21

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

4. Investments in equipment and leases, net (continued):

Operating leases:

Property on operating leases consists of the following:

	Balance December 31, 2007	Additions	Reclassifications or Dispositions	Balance June 30, 2008
Construction	$—	$1,031,762	$—	$1,031,762
Transportation	—	1,542,367	—	1,542,367
Material handling	—	163,156	—	163,156

	—	2,737,285	—	2,737,285
Less accumulated depreciation	—	(70,659)	—	(70,659)

Total	$—	$2,666,626	$—	$2,666,626

At June 30, 2008, the aggregate amounts of future minimum lease payments receivable are as follows:

Operating Leases
Six months ending December 31, 2008	$197,182
Year ending December 31, 2009	394,364
2010	394,364
2011	383,884
2012	368,579
2013	360,838
Thereafter	482,491

$2,581,702

The Company utilizes a straight line depreciation method for equipment in all of the categories currently in its portfolio of lease transactions. The useful lives for all investment in leases currently range from seven to ten years.

5. Related party transactions:

The terms of the Operating Agreement provide that the Managing Member and/or affiliates are entitled to receive certain fees for equipment management and resale and for management of the Company.

The Operating Agreement allows for the reimbursement of costs incurred by Managing Member and/or affiliates for providing administrative services to the Company. Administrative services provided include Company accounting, investor relations, legal counsel and lease and equipment documentation. The Managing Member is not reimbursed for services whereby it is entitled to receive a separate fee as compensation for such services, such as management of investments. Reimbursable costs incurred by the Managing Member and/or affiliates are allocated to the Company based upon estimated time incurred by employees working on Company business and an allocation of rent and other costs based on utilization studies.

Each of ATEL Financial Services, LLC (“AFS”), ATEL Leasing Corporation (“ALC”), ATEL Equipment Corporation (“AEC”) and ATEL Investor Services (“AIS”) is a wholly-owned subsidiary of ATEL Capital Group, Inc. and performs services for the Company on behalf of the Managing Member. Acquisition services are

S-F-22

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

5. Related party transactions (continued):

performed for the Company by ALC, equipment management, lease administration and asset disposition services are performed by AEC, investor relations and communications services are performed by AIS and general administrative services for the Company are performed by AFS.

Cost reimbursements to the Managing Member or its affiliates are based on its costs incurred in performing administrative services for the Company. These costs are allocated to each managed entity based on certain criteria such as total assets, number of investors or contributed capital based upon the type of cost incurred. The Managing Member believes that the costs reimbursed are the lower of (i) actual costs incurred on behalf of the Company or (ii) the amount the Company would be required to pay independent parties for comparable administrative services in the same geographic location.

The Managing Member and/or affiliates earned commissions and reimbursements, pursuant to the Operating Agreement, during the three and six months ended June 30, 2008 as follows:

	Three months ended June 30, 2008	Six months ended June 30, 2008
Selling commissions, deducted from Other Members capital	$398,334	$516,550
Reimbursement of other syndication costs to AFS and affiliates, deducted from Other Members capital	218,321	414,353
Administrative costs reimbursed to Managing Member and/or affiliates	20,748	30,935
Asset management fees to Managing Member and/or affiliates	1,579	2,696
Acquisition and initial direct costs paid to Managing Member	99,120	151,691

	$738,102	$1,116,225

6. Syndication Costs:

Syndication costs are reflected as a reduction to Members’ capital at June 30, 2008 and as an incremental increase to Members’ deficit at December 31, 2007 as such costs are netted against the capital raised. The amount shown is primarily comprised of selling commissions and fees pertaining to document preparation, regulatory filing fees, legal, and other direct costs associated with the Company’s registration. Syndication costs totaled $616,655 and $930,903 for the three and six months ended June 30, 2008.

7. Borrowing facilities:

Effective June 28, 2007, the Company and the Managing Member were added as participants, with AFS and certain of its affiliates, in a financing arrangement with a group of financial institutions that includes certain financial covenants. The financial arrangement is comprised of a working capital term loan facility to AFS, an acquisition facility and a warehouse facility to AFS, the Company and affiliates, and a venture facility available to an affiliate. The facility is for $75,000,000 and expires in June 2009.

S-F-23

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

7. Borrowing facilities (continued):

As of June 30, 2008 and December 31, 2007, outstanding borrowings and availability under the facility were as follows:

	June 30, 2008	December 31, 2007
Total available under the financing arrangement	$75,000,000	$75,000,000
Amount borrowed by the Company under the acquisition facility	—	—
Amounts borrowed by affiliated partnerships and limited liability companies under the acquisition facility	(3,509,555)	(8,625,000)

Total remaining available under the acquisition and warehouse facilities	$71,490,445	$66,375,000

Under the terms of the acquisition facility agreement, the Company may only participate once its tangible net worth, as therein defined, equals or exceeds $15 million.

The Company is contingently liable for principal payments under the warehouse facility as borrowings are recourse jointly and severally to the extent of the pro-rata share of the Company’s net worth as compared to the aggregate net worth of certain of the affiliated partnerships and limited liability companies of the Company and including the Managing Member, AFS and ALC (which latter three entities are 100% liable). The Company and its affiliates pay an annual commitment fee to have access to this line of credit. There were no borrowings under the warehouse facility as of June 30, 2008 and December 31, 2007.

The interest rate on the Master Terms Agreement is based on either the LIBOR/Eurocurrency rate of 1-, 2-, 3- or 6-month maturity plus a lender designated spread, or the bank’s Prime rate, which re-prices daily. Principal amounts of loans made under the Master Terms Agreement that are prepaid may be re-borrowed on the terms and subject to the conditions set forth under the Master Terms Agreement.

Draws on the acquisition facility by any affiliated partnership and/or limited liability company borrower are secured by a blanket lien on that borrower’s assets, including but not limited to equipment and related leases.

To manage the warehousing facility for the holding of assets prior to allocation to specific investor programs, a Warehousing Trust Agreement has been entered into by the Company, the Managing Member, AFS, ALC, and certain of the affiliated partnerships and limited liability companies.

The warehousing facility is used to acquire and hold, on a short-term basis, certain lease transactions that meet the investment objectives of each of such entities. Each of the leasing programs sponsored by the Managing Member, AFS and ALC currently in its acquisition stage is a pro rata participant in the Warehousing Trust Agreement, as described below. When a program no longer has a need for short term financing provided by the warehousing facility, it is removed from participation, and as new leasing investment entities are formed by the Managing Member, AFS and ALC and commence their acquisition stages, these new entities are added. As of June 30, 2008, the investment program participants were ATEL Capital Equipment Fund IX, LLC, ATEL Capital Equipment Fund X, LLC, ATEL Capital Equipment Fund XI, LLC and the Company. Pursuant to the Warehousing Trust Agreement, the benefit of the lease transaction assets, and the corresponding liabilities under the warehouse borrowing facility, inure to each of such entities based upon each entity’s pro-rata share in the warehousing trust estate. The “pro-rata share” is calculated as a ratio of the net worth of each entity over the aggregate net worth of all entities benefiting from the warehouse trust estate, excepting that the trustees, the Managing Member, AFS and ALC, are liable for their pro-rata shares of the obligations based on their respective

S-F-24

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

7. Borrowing facilities (continued):

net worth, and jointly liable for the pro rata portion of the obligations of each of the affiliated partnerships and limited liability companies participating under the borrowing facility. Transactions are financed through this warehousing facility only until the transactions are allocated to a specific program for purchase or are otherwise disposed by the Managing Member, AFS and ALC. When a determination is made to allocate the transaction to a specific program for purchase by the program, the purchaser repays the debt associated with the asset, either with cash or by means of the acquisition facility financing, the asset is removed from the warehouse facility collateral, and ownership of the asset and any debt obligation associated with the asset are assumed solely by the purchasing entity.

As of June 30, 2008, the full amount remaining available under the joint acquisition and warehouse facility is potentially available to the Company. However, as amounts are drawn on the facility by each of the Company and the affiliates who are borrowers under the facility, the amount available to all is reduced. As the warehousing facility is a short term bridge facility, any amounts borrowed under the warehousing facility, and then repaid by the affiliated borrowers (including the Company) upon allocation of an acquisition to a specific purchaser, become available under the warehouse facility for further short term borrowing.

The financing arrangement discussed above includes certain financial and non-financial covenants applicable to each borrower. The Company and affiliates were in compliance with all covenants as of June 30, 2008.

8. Commitments:

At June 30, 2008, there were commitments to purchase lease assets and fund investments in notes receivable totaling approximately $16,080,951 and $375,000, respectively. These amounts represent contract awards which may be canceled by the prospective borrower/investee or may not be accepted by the Company.

9. Guarantees:

The Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. In the normal course of business, the Company enters into contracts of various types, including lease contracts, contracts for the sale or purchase of lease assets, management contracts, loan agreements, credit lines and other debt facilities. It is prevalent industry practice for most contracts of any significant value to include provisions that each of the contracting parties - in addition to assuming liability for breaches of the representations, warranties, and covenants that are part of the underlying contractual obligations - also assume an obligation to indemnify and hold the other contracting party harmless for such breaches, for harm caused by such party’s gross negligence and willful misconduct, including, in certain instances, certain costs and expenses arising from the contract. The Managing Member has substantial experience in managing similar leasing programs subject to similar contractual commitments in similar transactions, and the losses and claims arising from these commitments have been insignificant, if any. Generally, to the extent these contracts are performed in the ordinary course of business under the reasonable business judgment of the Managing Member, no liability will arise as a result of these provisions. The Managing Member has no reason to believe that the facts and circumstances relating to the Company’s contractual commitments differ from those it has entered into on behalf of the prior programs it has managed.

The Managing Member knows of no facts or circumstances that would make the Company’s contractual commitments outside standard mutual covenants applicable to commercial transactions between businesses. Accordingly, the Company believes that these indemnification obligations are made in the ordinary course of

S-F-25

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

9. Guarantees (continued):

business as part of standard commercial and industry practice, and that any potential liability under the Company’s similar commitments is remote. Should any such indemnification obligation become payable, the Company would separately record and/or disclose such liability in accordance with GAAP.

10. Members’ Capital:

As of June 30, 2008, 661,815 Units were issued and outstanding. The Fund is authorized to issue up to 20,000,000 total Units.

The Fund’s net income or net losses are to be allocated 100% to the Members. From the commencement of the Fund until the initial closing date, as defined in the Company’s Operating Agreement, net income and net loss shall be allocated 99% to the Managing Member and 1% to the initial Other Members. Commencing with the initial closing date, net income and net loss shall be allocated 92.5% to the Other Members and 7.5% to the Managing Member.

Fund distributions are to be allocated 7.5% to the Managing Member and 92.5% to the Other Members.

Distributions to the Other Members were as follows:

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Distributions declared	$90,018	$121,143
Weighted average number of Units outstanding	399,771	274,310

Weighted average distributions per Unit	$0.23	$0.44

11. Fair value of financial instruments:

During the second quarter of 2008, the Company adopted SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. The Company deferred the application of SFAS 157 for nonfinancial assets and nonfinancial liabilities as provided for by FSP No. 157-2, “Effective Date of FASB Statement No. 157”. Issued in February 2008, FSP No. 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for nonfinancial assets and nonfinancial liabilities, except items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually).

SFAS 157 defines the term “fair value” as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

SFAS 157 established a fair value hierarchy that prioritizes the inputs used to measure fair value into three broad levels, considering the relative reliability of the inputs. The fair value hierarchy assigns the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of an input to the valuation that is significant to the fair value measurement.

S-F-26

ATEL 12, LLC

NOTES TO FINANCIAL STATEMENTS

11. Fair value of financial instruments (continued):

The three levels of inputs within the fair value hierarchy are defined as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market.

Level 3 – Valuation is modeled using significant inputs that are unobservable in the market. These unobservable inputs reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability.

Estimation of Fair Value

Fair value is based on quoted prices in an active market when available. In certain cases where a quoted price for an asset or liability is not available, the Company estimates the fair value based on various factors which include original cost, the type and risk characteristics of the asset or liability, expected cash flow and market volatilities. Such estimates of fair value cannot be determined with precision and may not be realized in an actual sale or transfer of the asset or liability in a current market exchange.

The following is a description of the valuation methodologies used for warrants owned by the Company and its general classification pursuant to the fair value hierarchy.

Warrants

Warrants owned by the Company are not registered for public sale. The fair values of the warrants are determined based either upon the Black-Scholes pricing model with borrowers who are in S-1 registration with industry recognized investment bankers, or the price per share of subsequent private placements. Such determination of fair value may be adjusted pursuant to other factors which include, but are not limited to, available financial information, the terms and conditions of subsequent placements, the issuer’s ability to meet its current obligations and indications of the issuer’s subsequent ability to raise capital.

Warrants on shares of borrowers who are in S-1 registration are generally classified as Level 2 instruments. Warrants where fair value is based on subsequent private placements may involve unobservable inputs that reflect management’s own assumptions and are classified as Level 3 instruments. At June 30, 2008, the Managing Member estimated the fair value of the warrants to be nominal in amount.

S-F-27

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Members of

ATEL Associates 12, LLC

We have audited the accompanying balance sheet of ATEL Associates 12, LLC (a development stage enterprise) (the “Company”) as of December 31, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the balance sheet referred to above presents fairly, in all material respects, the financial position of ATEL Associates 12, LLC at December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS, LLP

San Francisco, California

May 9, 2008

S-F-28

ATEL ASSOCIATES 12, LLC

(a development stage enterprise)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Cash	$1,000
Investment in ATEL 12, LLC	100

Total assets	$1,100

LIABILITIES AND MEMBERS’ EQUITY

Amounts due to affiliate	$460

Members’ equity	1,060,113
Less: Note and interest receivable from affiliate	(1,059,473)

Total members’ equity	640

Total liabilities and members’ equity	$1,100

See accompanying notes.

S-F-29

ATEL ASSOCIATES 12, LLC

(a development stage enterprise)

NOTES TO BALANCE SHEET

DECEMBER 31, 2007

Note 1—Organization and Summary of Significant Accounting Policies

Organization—ATEL Associates 12, LLC (the “Company”) was formed under the laws of Nevada on March 20, 2007 to manage entities in the business of leasing and lending.

The Company organizes and sponsors limited liability companies (the “affiliated companies”) engaged in equipment leasing and sales activities. It also acts as a managing member of the affiliated companies. Through these affiliated companies, the Company derives various fees and also receives reimbursements for expenses incurred on behalf of these entities, of which certain fees and expenses reimbursements are allocated to the Company and the balance is allocated to various other affiliated companies. The basis for determination of the types and amounts of these fees and reimbursements are provided in agreements with the various affiliated companies.

A portion of the fees mentioned above are subordinated to the other members’ full recovery of their initial invested capital contributions plus a specific return on their investments. No earnings or equity interests from such subordinated interests have been recognized to date.

The Company will continue in full force and effect until such time as the member elects to dissolve the Company or the Company is otherwise dissolved. As a limited liability company, the liability of the individual member for the obligations of the Company is limited to the extent of capital contributions to the Company by the individual members.

Cash—Cash is maintained in a non-interest bearing checking account.

Use of Estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Income Taxes—The Company does not provide for income taxes as all net income and net losses are the responsibility of the member and are allocated to the member for inclusion in its tax return.

Note 2—Note Receivable from Affiliate

ATEL Financial Services, LLC, an entity affiliated through common ownership, has issued a demand promissory note to the Company totaling $1,000,000 as a capital contribution. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the note. The note bears interest at a rate equal to the prime rate. Interest is payable by the Company on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company. The managing member is under no obligation to provide additional funding to the Company. Accrued interest payable as of December 31, 2007 was $59,473.

Note 3—Members’ Capital, Distribution and Compensation

All distributions and allocations of net income or net loss will be made by the Company to ATEL Capital Group, LLC, or its designee.

S-F-30

EXHIBIT A

PRIOR PERFORMANCE INFORMATION

ATEL Associates 12, LLC, the Manager of the Fund, and its affiliates have extensive experience in the equipment leasing industry, including: (i) originating and financing leveraged and single investor lease transactions for corporate investors, (ii) acting as a broker / packager by arranging equity and debt participants for equipment leasing transactions originated by other companies, (iii) consulting on the pricing and structuring of equipment lease transactions for banks, leasing companies and corporations, (iv) organizing and offering individual ownership and limited partnership investment leasing programs and (v) supervising and arranging for the supervision of equipment management and marketing on leasing transactions.

In addition to the Fund, the Manager and / or its affiliates has sponsored eleven prior public equipment leasing programs (the “Prior Programs”) and four private equipment leasing programs. See “Prior Performance Summary” for a summary of information regarding the prior private programs.

The first Prior Program, ATEL Cash Distribution Fund (“ACDF”), commenced a public offering of up to $10,000,000 of its equity interests on March 11, 1986. ACDF terminated its offering on December 18, 1987 after raising a total of $10,000,000 in offering proceeds from a total of approximately 1,000 investors, all of which proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACDF acquired a variety of types of equipment with a total purchase cost of approximately $11,133,679. All of such equipment had been sold and the partnership was terminated as of December 31, 1997.

The second Prior Program, ATEL Cash Distribution Fund II (“ACDF II”), commenced a public offering of up to $25,000,000 (with an option to increase the offering to $35,000,000) of its equity interests on January 4, 1988. ACDF II terminated its offering on January 3, 1990 after raising a total of $35,000,000 in offering proceeds from a total of approximately 3,100 investors, all of which proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACDF II acquired a variety of types of equipment with a total purchase cost of approximately $52,270,536. All of such equipment had been sold and the partnership was terminated as of December 31, 1998.

The third Prior Program, ATEL Cash Distribution Fund III (“ACDF III”), commenced a public offering of up to $50,000,000 (with an option to increase the offering to $75,000,000) of its equity interests on January 4, 1990. ACDF III terminated its offering on January 3, 1992 after raising a total of $73,855,840 in offering proceeds from a total of approximately 4,822 investors, all of which proceeds were committed to equipment acquisitions, estimated organization and offering expenses and capital reserves. ACDF III acquired a variety of types of equipment with a total purchase cost of approximately $99,629,942. All of such equipment had been sold and the partnership was terminated as of December 31, 2000.

The fourth Prior Program, ATEL Cash Distribution Fund IV (“ACDF IV”), commenced a public offering of up to $75,000,000 of its limited partnership interests on February 4, 1992. ACDF IV terminated its offering on February 3, 1993 after raising a total of $75,000,000 in offering proceeds from a total of approximately 4,873 investors, all of which proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACDF IV acquired a variety of types of equipment with a total purchase cost of $108,734,880. Of such equipment, items representing an original purchase cost of $103,274,568 had been sold as of December 31, 2005.

The fifth Prior Program, ATEL Cash Distribution Fund V (“ACDF V”), commenced a public offering of up to $125,000,000 of its limited partnership interests on February 22, 1993. ACDF V terminated its offering on November 15, 1994. As of that date, $125,000,000 of offering proceeds had been received from approximately

S-A-1

Past performance is not necessarily indicative of future performance.

7,217 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACDF V acquired a variety of types of equipment with a total purchase cost of $187,589,762 as of December 31, 2007. Of such equipment, items representing an original purchase cost of $162,159,490 had been sold as of December 31, 2007.

The sixth Prior Program, ATEL Cash Distribution Fund VI (“ACDF VI”), commenced a public offering of up to $125,000,000 of its limited partnership interests on November 23, 1994. ACDF VI terminated its offering on November 22, 1996. As of that date, $125,000,000 of offering proceeds had been received from approximately 6,401 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACDF VI acquired a variety of types of equipment with a total purchase cost of $208,275,158. Of such equipment, items representing an original purchase cost of $180,034,583 had been sold as of December 31, 2007.

The seventh Prior Program, ATEL Capital Equipment Fund VII (“ACEF VII”), commenced a public offering of up to $150,000,000 of its limited partnership interests on November 29, 1996. ACEF VII terminated its offering on November 29, 1998. As of that date, $150,000,000 of offering proceeds had been received from approximately 5,386 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACEF VII had acquired a variety of types of equipment with a total purchase cost of $304,912,575. Of such equipment, items representing an original purchase cost of $216,151,382 had been sold as of December 31, 2007.

The eighth Prior Program, ATEL Capital Equipment Fund VIII (“ACEF VIII”), commenced a public offering of up to $150,000,000 of its limited liability company member interests on December 7, 1998. ACEF VIII terminated its offering on November 30, 2000. As of that date, $135,701,380 of offering proceeds had been received from approximately 3,625 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACEF VIII had acquired a variety of types of equipment with a total purchase cost of $247,341,385 as of December 31, 2007. Of such equipment, items representing an original purchase cost of approximately $194,584,608 had been sold as of December 31, 2007.

The ninth Prior Program, ATEL Capital Equipment Fund IX (“ACEF IX”), commenced a public offering of up to $150,000,000 of its limited liability company member interests on January 16, 2001. ACEF IX terminated its offering as of January 15, 2003. As of that date, $120,652,160 of offering proceeds had been received from approximately 3,238 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses and capital reserves. ACEF IX had acquired a variety of types of equipment and invested in notes receivable with a total cost of $170,313,227 as of December 31, 2007. Of such equipment, items representing an original purchase cost of approximately $39,312,002 had been sold as of December 31, 2007.

The tenth prior public program, ATEL Capital Equipment Fund X (“ACEF X”), commenced a public offering of up to $150,000,000 of its limited liability company member interests on March 12, 2003. ACEF X terminated its offering on March 11, 2005. As of that date, $140,292,575 of offering proceeds had been received from approximately 3,228 investors. All of the proceeds were committed to equipment acquisitions, organization and offering expenses, working capital and capital reserves. ACEF X had acquired a variety of types of equipment and invested in notes receivable with a total purchase cost of $151,961,378 as of December 31, 2007. Sales and dispositions of such equipment were $12,553,381 as of December 31, 2007.

The eleventh prior public program, ATEL Capital Equipment Fund XI (“ACEF XI”), commenced a public offering of up to $150,000,000 of its limited liability company member interests on April 11, 2005. The offering was terminated as of April 30, 2006. As of December 31, 2007, $52,311,070 of offering proceeds had been received. All of the proceeds were committed to equipment acquisitions, organization and offering expenses, working capital and capital reserves. ACEF XI had acquired a variety of types of equipment with a total purchase

S-A-2

Past performance is not necessarily indicative of future performance.

cost of $63,943,840 as of December 31, 2007. The Company also loaned $14,471,134 for notes receivable secured by various assets as of that date. Sales and dispositions of such assets totaled $3,409,517 as of December 31, 2007.

As discussed elsewhere in this Prospectus, fluctuations in demand for equipment may affect the ability of a leasing program to invest and reinvest its capital in a timely manner. ACEF IX, ACEF X and XI are in the process of leveraging their gross offering proceeds for the purchase of its initial equipment portfolio. ACEF XI is in the process of committing the balance of its gross offering proceeds to its initial equipment portfolio. Equipment lessors experienced a more difficult market in which to make suitable investments during recent periods of reduced growth and recession in the U.S. economy as a result of the softening demand for capital equipment during these periods. Delays in investment may have a negative impact on ACEF IX, ACEF X and ACEF XI. The Manager believes that it has identified industry segments, lease markets and potential transaction structures that will permit these Prior Programs to pursue their investment objectives.

Each of the Prior Programs has had, as an investment objective, the reinvestment of cash flow after payment of debt service and certain minimum distributions. Reinvestment is intended to increase the size, diversification and return on their equipment portfolios. Adverse economic conditions during 1999 through 2003 affected the timing and terms of remarketing and re-leasing efforts by these Prior Programs. An extended remarketing cycle and lower lease rates have limited the ability of ACDF V, ACDF VI, ACEF VII and ACEF VIII to generate sufficient cash flow to permit significant reinvestment. In the future, adverse conditions in the general economy and equipment demand may also result in delays in leasing, re-leasing and disposition of equipment, and in reduced returns on invested capital. Factors which have in the recent past adversely affected the leasing market include: economic recession resulting in lower levels of capital expenditure by businesses; economic conditions have resulted in more used equipment becoming available on the market in turn resulting in downward pressure on prices and lease rates due to excess inventory; and, finally, the lowest interest rates in forty years have exerted downward pressure on lease rates and resulted in less demand for lease financing. In any event, there can be no assurance as to what future developments may occur in the economy in general or in the demand for equipment and lease financing in particular. These general economic factors and the stages in Prior Programs’ investment and disposition cycles have also affected the rates of distributions by Prior Programs. In particular, during the liquidation stages of Prior Programs, rates of distributions have varied from their operating stages and distributions have in some cases been suspended while a program’s debt is repaid from disposition proceeds before remaining net disposition proceeds are available to be distributed to investors.

As of December 31, 2007, the Prior Programs have acquired and financed equipment with a total purchase cost of approximately $1.6 billion during a period of over 20 years since the date the first Prior Program commenced operations. Aggregate losses from material lessee defaults on these transactions have been approximately $9.1 million, or approximately 0.56% of the assets acquired, substantially less than the amount assumed by ATEL in structuring these portfolios as the losses to be anticipated in the ordinary course of leasing business. There is no identifiable trend in the frequency or amount of lessee defaults experienced by prior programs.

Although certain of the Prior Programs have experienced lessee defaults in the ordinary course of business, none of the Prior Programs has experienced an unanticipated rate of default or major adverse business developments which the Fund Manager believes will impair its ability to meet its investment objectives.

The Prior Programs have investment objectives that are similar to those of the Fund. The factors considered by the Manager in determining that the investment objectives of the prior programs were similar to those of the Fund include the types of equipment to be acquired, the structure of the leases to such equipment, the credit criteria for lessees, the intended investment cycles, the reinvestment policies and the investment goals of each program. Therefore, all of the information set forth in the tables included in this Exhibit A may be deemed to relate to programs with investment objectives similar to those of the Fund.

S-A-3

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(on a percentage basis)

12/31/2007

(Unaudited)

The following Table sets forth certain information concerning the experience of the Managing Member in raising and investing funds. A percentage analysis of the application of the proceeds raised is presented.

	ATEL Capital Equipment Fund IX	ATEL Capital Equipment Fund X	ATEL Capital Equipment Fund XI
EQUITY PROCEEDS
Dollar amount of equity offered	$150,000,000	$150,000,000	$150,000,000
Dollar amount of equity raised (5)	$120,652,160	$140,292,575	$52,311,070

Less: Offering expenses:
Selling commissions	9.50%	9.00%	9.00%
Organization and program expenses (1)	4.51%	3.72%	5.16%
Reserves	0.50%	0.50%	0.50%

Percent available for investment	85.49%	86.78%	85.34%
Acquisition costs:
Purchase price (2)	85.49%	86.78%	85.34%
Acquisition fees	—	—	—

	85.49%	86.78%	85.34%

Percent leverage (3)	33.08%	17.35%	29.89%

Date offering commenced:	Jan. 16, 2001	Mar. 12, 2003	Apr. 11, 2005
Length of offering	24 Months	24 Months	24 Months
Months to invest 90% of amount available for investment (measured from beginning of offering)	30 Months	30 Months	18 Months (4)

FOOTNOTES:

(1)	Includes organization, legal, accounting, printing, binding, delivery and other costs incurred by the General Partner/Managing Member.

(2)	Represents amounts paid to unrelated third parties for purchase of equipment under leases.

(3)	The percentage leverage is calculated by dividing the initial principal amount of debt incurred by the program (exclusive of short term lines of credit) through the date of this table by the aggregate original cost of all equipment purchased by the program through such date. It should be noted, however, that each program has acquired assets, has made or will make principal amortizing debt service payments and/or has disposed or will dispose of assets over a period of time extending from its first investment in equipment. As a result, for each program the total cost of the assets in its portfolio and the total principal amount of debt outstanding have fluctuated from time to time. The percentage figure, therefore, does not reflect the current leverage ratio or the debt ratio at any one point in time, but constitutes an aggregate ratio for the life of the program through the date of the table.

(4)	As of April 30, 2006, the Funds' offering of Limited Liability Company Units was terminated.

(5)	Dollar amount of equity raised is net of units rescinded, but includes units repurchased.

S-A-4

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO THE SPONSOR

12/31/07

(Unaudited)

The following Table sets forth certain information concerning the compensation derived by the Managing Member. Amounts paid are from two sources: proceeds of the offering and gross revenues.

	ATEL Capital Equipment Fund VIII	ATEL Capital Equipment Fund IX	ATEL Capital Equipment Fund X	ATEL Capital Equipment Fund XI
Date offering commenced	Dec. 7, 1998	Jan. 16, 2001	Mar. 12, 2003	Apr. 11, 2005
Date offering closed	Nov. 30, 2000	Jan. 15, 2003	Mar. 11, 2005	Apr. 30, 2006
Dollar amount raised	$135,701,380	$120,652,160	$140,292,575	$52,311,070
Amounts paid to Managing Member from proceeds of offering:
Acquisition fees / Reimbursements of initial direct costs	$2,298,368	$5,760,035	$3,323,075	$693,056
Selling commissions	$12,891,631	$11,461,955	$12,628,132	$4,709,346
Organization and program costs	$6,354,458	$5,442,795	$5,215,924	$2,701,433
Dollar amount of cumulative cash generated from operations before deducting payments to the Managing Member	$146,155,502	$89,730,679	$52,402,232	$18,416,483
Cumulative amount paid to the Managing Member from operations:
Management fees	$9,051,857	$5,442,502	$2,801,288	$1,017,179
Reimbursement of payroll and administrative costs	$6,619,171	$4,983,599	$3,273,049	$1,046,352
Acquisition and other operating expenses	$845,702	$3,077,226	$4,746,150	$2,405,684
Aggregate payments to Managing Member:(1)
1999	$13,056,922
2000	11,872,250
2001	2,921,431	$7,131,876
2002	2,351,555	10,699,293
2003	2,337,830	4,087,302	$7,651,122
2004	1,809,516	2,697,378	10,126,763
2005	1,178,905	3,179,034	5,395,081	$5,987,380
2006	1,209,861	2,251,862	3,072,114	4,011,622
2007	936,339	2,477,559	3,456,990	2,211,829

	$37,674,609	$32,524,304	$29,702,070	$12,210,831

FOOTNOTES:

(1)	As of December 31, 2007. Includes payments of management fees, reimbursements of syndication costs to the Managing Member (and affiliates), acquisition fees, initial direct costs on leases and reimbursements of administrative costs. Amounts do not include any carried interest payments from operating distributions.

S-A-5

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PUBLIC PROGRAMS

December 31, 2007

(Unaudited)

The following Table summarizes the operating results of Prior Public Programs ( ACEF IX, ACEF X and ACEF XI). The Prior Programs' records are maintained in accordance with generally accepted accounting principles for financial statement purposes.

	ATEL Capital Equipment Fund IX Period Ended December 31,
	2001	2002	2003	2004	2005	2006	2007
Months of operations	12	12	12	12	12	12	12
Gross revenue—lease and other	$3,393,685	$6,966,142	$10,872,695	$12,757,613	$22,079,332	$27,080,742	$24,325,663
—gain (loss) on sales of assets	—	107,353	658,865	(30,313)	2,131,413	314,164	2,872,855

	3,393,685	7,073,495	11,531,560	12,727,300	24,210,745	27,394,906	27,198,518
Less Operating Expenses: (1)
Depreciation and amortization expense	2,078,895	5,191,882	8,205,308	9,845,206	17,678,406	20,596,757	17,333,623
Provision for losses and doubtful accounts	—	—	434,635	293,868	(6,832)	17,856	151,263
Interest expense	199,230	347,739	375,396	558,914	1,605,015	2,508,488	1,910,199
Cost reimbursements to Managing Member	374,507	955,113	1,623,201	1,685,049	1,423,207	985,659	1,130,024
Legal/Professional fees	39,384	103,988	112,769	244,614	403,577	598,323	677,548
Other	34,152	261,301	319,468	513,977	475,692	1,775,060	1,527,106
Management fee	83,341	264,322	686,013	620,104	1,174,983	1,266,203	1,347,535

	2,809,509	7,124,345	11,756,790	13,761,732	22,754,048	27,748,346	24,077,298

Net income (loss)—GAAP basis	$584,176	$(50,850)	$(225,230)	$(1,034,432)	$1,456,697	$(353,440)	$3,121,220

Taxable income (loss) from operations	$107,619	$(3,947,950)	$(3,720,469)	$(5,577,422)	$(4,707,510)	$(7,599,714)	$5,699,330	(5)

Cash generated by (used in) operations (2)	$1,744,270	$5,362,027	$7,986,606	$8,498,134	$25,600,319	$12,372,370	$18,048,495
Cash generated from sales	—	749,408	5,370,886	149,446	3,888,087	1,119,760	7,263,620
Cash generated from refinancing	—	—	—	—	—	—	—
Cash generated from other (3)	673,907	1,178,949	1,436,942	3,024,734	3,502,332	2,301,964	2,560,162

	2,418,177	7,290,384	14,794,434	11,672,314	32,990,738	15,794,094	27,872,277
Less cash distributions to investors:
From operating cash flow	1,213,341	5,362,027	7,986,606	8,498,134	10,853,250	10,849,962	10,849,251
From sales	—	—	—	—	—	—	—
From refinancing	—	—	—	—	—	—	—
From other	—	653,600	2,646,480	2,355,801

Total distributions	1,213,341	6,015,627	10,633,086	10,853,935	10,853,250	10,849,962	10,849,251

Cash generated (deficiency) after cash distributions	$1,204,836	$1,274,757	$4,161,348	$818,379	$22,137,488	$4,944,132	$17,023,026

S-A-6

Past performance is not necessarily indicative of future performance.

	ATEL Capital Equipment Fund IX Period Ended December 31,
	2001	2002	2003	2004	2005	2006	2007
Tax and distribution data per $1,000 limited partner investment:
Federal Income Tax Results:
Ordinary income (loss):
Operations	$4.59	$(50.16)	$(28.59)	$(42.77)	$(36.11)	$(58.31)	$43.73
Recapture
Capital gain (loss)
Cash distributions to investors on a GAAP basis:
—Investment income	$24.93	$—	$—	$—	$11.17	$—	$23.95
—Return of capital	31.06	82.63	88.35	89.98	78.84	90.00	66.05

	$55.99	$82.63	$88.35	$89.98	$90.01	$90.00	$90.00

Sources (on a cash basis)
Sales
Refinancing
Operations	$55.99	$73.65	$66.36	$70.45	$90.01	$90.00	$90.00
Other	—	8.98	21.99	19.53	—	—	—

Total	$55.99	$82.63	$88.35	$89.98	$90.01	$90.00	$90.00

Amount invested in program equipment (cost, excluding acquisition fees)	$28,313,673	$52,466,132	$66,485,484	$118,038,071	$158,543,179	$159,282,667	$159,553,699
Amount invested in program equipment (book value)	$21,091,372	$45,243,990	$50,985,752	$81,830,514	$102,547,180	$80,824,791	$57,592,773
Amount remaining invested in program equipment (Cost of equipment owned at end of period as a percentage of cost of all equipment purchased by the program) (4)	17.75%	32.88%	37.06%	68.52%	89.00%	87.71%	76.54%

S-A-7

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PUBLIC PROGRAMS

December 31, 2007

(Unaudited)

	ATEL Capital Equipment Fund X Period Ended December 31,
	2003	2004	2005	2006	2007
Months of operations	12	12	12	12	12
Gross revenue—lease and other	$896,923	$4,969,654	$12,154,273	$16,492,753	$21,990,232
—gain (loss) on sales of assets	10,991	—	1,071,790	(1,542)	568,682

	907,914	4,969,654	13,226,063	16,491,211	22,558,914
Less Operating Expenses: (1)
Depreciation and amortization expense	814,426	3,704,572	8,542,118	12,245,345	17,656,711
Provision for losses and doubtful accounts	—	—	—	194,442	(23,475)
Interest expense	8,045	615	—	237,806	1,392,696
Acquisition expense	891,919	759,909	969,461	1,076,994	688,091
Cost reimbursements to Managing Member	52,495	352,537	757,715	846,239	1,264,063
Legal/Professional fees	56,764	91,488	598,416	1,124,207	976,722
Other	74,780	110,451	171,091	145,290	206,434
Management fee	48,550	211,761	620,277	775,640	1,145,060
Outside services	21,219	55,421	100,118	935,916	777,437
Taxes on income and franchise fees	32,608	73,439	161,000	182,779	11,284

	2,000,806	5,360,193	11,920,196	17,764,658	24,095,023

Net income (loss)—GAAP basis	$(1,092,892)	$(390,539)	$1,305,867	$(1,273,447)	$(1,536,109)

Taxable income (loss) from operations	$(760,855)	$(5,025,157)	$(4,201,316)	$(8,163,445)	$(7,608,019	)(5)

Cash generated by (used in) operations (2)	$526,090	$2,345,839	$10,133,426	$13,369,359	$15,207,031
Cash generated from sales	257,206	—	2,051,588	264,183	3,256,614
Cash generated from refinancing	—	—	—	—	—
Cash generated from other (3)	98,028	939,305	2,028,792	3,083,208	3,425,407

	881,324	3,285,144	14,213,806	16,716,750	21,889,052
Less cash distributions to investors:
From operating cash flow	526,090	2,345,839	10,133,426	11,203,246	11,188,315
From sales	257,206	—	482,541	—	—
From refinancing	—	—	—	—	—
From other	144,652	3,348,505

Total distributions	927,948	5,694,344	10,615,967	11,203,246	11,188,315

Cash generated (deficiency) after cash distributions	$(46,624)	$(2,409,200)	$3,597,839	$5,513,504	$10,700,737

Tax and distribution data per $1,000 limited partner investment:
Federal Income Tax Results:
Ordinary income (loss):
Operations	$(31.71)	$(58.69)	$(28.36)	$(53.93)	$(50.31)
Recapture
Capital gain (loss)
Cash distributions to investors on a GAAP basis:
—Investment income	$—	$—	$8.82	$—	$—
—Return of capital	41.61	48.57	81.74	80.01	79.90

	$41.61	$48.57	$90.56	$80.01	$79.90

Sources (on a cash basis)
Sales	$11.53	$—	$4.12	$—	$—
Refinancing
Operations	23.59	20.01	86.44	80.01	79.90
Other	6.49	28.56	0.00	0.00	0.00

Total	$41.61	$48.57	$90.56	$80.01	$79.90

Amount invested in program equipment (cost, excluding acquisition fees)	$14,842,434	$42,851,084	$72,963,212	$113,619,060	$135,254,539
Amount invested in program equipment (book value)	$13,884,039	$38,042,279	$58,641,893	$86,832,749	$89,668,884
Amount remaining invested in program equipment (Cost of equipment owned at end of period as a percentage of cost of all equipment purchased by the program) (4)	10.97%	31.68%	51.88%	81.06%	94.38%

S-A-8

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PUBLIC PROGRAMS

December 31, 2007

(Unaudited)

	ATEL Capital Equipment Fund XI Period Ended December 31
	2005	2006	2007
Months of operations	12	12	12
Gross revenue—lease and other	$604,565	$7,061,142	$11,179,319
—gain (loss) on sales of assets		55,941	215,186

	604,565	7,117,083	11,394,505
Less Operating Expenses: (1)
Depreciation and amortization expense	219,754	5,160,659	8,698,372
Provision for losses and doubtful accounts	—	174,402	78,379
Interest expense	3,667	127,188	1,106,973
Cost reimbursements to Managing Member	434,385	1,435,129	1,582,523
Legal/Professional fees	112,150	213,137	415,934
Other	77,969	259,182	106,571
Management fee	19,895	367,978	629,306

	867,820	7,737,675	12,618,058

Net income (loss)—GAAP basis	$(263,255)	$(620,592)	$(1,223,553)

Taxable income (loss) from operations	$(330,642)	$(4,849,582)	$(5,874,603	)(5)

Cash generated by (used in) operations (2)	$1,523,982	$6,027,132	$6,396,153
Cash generated from sales	—	55,941	2,800,069
Cash generated from refinancing	—	—	—
Cash generated from other (3)	262,401	2,021,872	2,745,862

	1,786,383	8,104,945	11,942,084
Less cash distributions to investors:
From operating cash flow	701,370	4,482,452	4,838,539
From sales	—	—	—
From refinancing	—	—	—
From other

Total distributions	701,370	4,482,452	4,838,539

Cash generated (deficiency) after cash distributions	$1,085,013	$3,622,493	$7,103,545

Tax and distribution data per $1,000 limited partner investment:
Federal Income Tax Results:
Ordinary income (loss):
Operations	$(24.10)	$(89.68)	$(103.87)
Recapture
Capital gain (loss)
Cash distributions to investors on a GAAP basis:
—Investment income	$—	$—	$—
—Return of capital	55.27	89.61	96.73

	$55.27	$89.61	$96.73

Sources (on a cash basis)
Sales
Refinancing
Operations	$55.27	$89.61	$96.73
Other	—	—	—

Total	$55.27	$89.61	$96.73

Amount invested in program equipment (cost, excluding acquisition fees)	$14,970,671	$42,086,103	$62,888,213
Amount invested in program equipment (book value)	$14,926,446	$37,190,929	$49,105,796
Amount remaining invested in program equipment (Cost of equipment owned at end of period as a percentage of cost of all equipment purchased by the program) (4)	23.81%	66.65%	98.79%

S-A-9

Past performance is not necessarily indicative of future performance.

FOOTNOTES:

(1)	Operating expenses include payroll and administrative cost reimbursements to the General Partner/Managing Member as follows:

Year ended December 31,	ATEL Capital Equipment Fund IX	ATEL Capital Equipment Fund X	ATEL Capital Equipment Fund XI
2001	$374,507
2002	344,362
2003	615,809	$52,495
2004	658,265	352,537
2005	910,403	757,715	$74,733
2006	968,732	846,239	448,508
2007	1,111,521	1,264,063	523,111

	$4,983,599	$3,273,049	$1,046,352

(2)	Cash generated by (used in) operations does not include the principal portion of lease rentals received under direct financing leases or principal payments received on notes receivable. In the Funds' statements of cash flows (under generally accepted accounting principles), these amounts are included in the investing activities section.

(3)	Cash generated from other includes the principal portion of direct finance leases and notes. Such amounts are included throughout the table under the caption "Other".

(4)	The percentage is calculated as a fraction, the numerator of which is the amount invested in program equipment (at cost) as of the end of the indicated period and the denominator of which is the cumulative total of the cost of all equipment acquired by the program through the end of the latest period shown.

(5)	Estimated as of December 31, 2007

S-A-10

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

December 31, 2007

(Unaudited)

Program name:	ATEL Cash Distribution Fund IV

Dollar amount of equity raised	$75,000,000
Assets purchased	$108,734,880
Date of Closing of Offering	February 3, 1993
Date of first sale of property	August 1, 1993
Date of final sale of property	December 31, 2004
Tax and distribution data per $1,000 limited partner investment through December 31, 2004:
Federal Income Tax Results:
Ordinary income (loss):
Operations	$291.74
Recapture
Capital gain (loss)
Cash distributions to investors on a GAAP basis:
—Investment income	$334.73
—Return of capital	911.76

1,246.49
Cash available for distribution, reinvested for investors’ accounts	—

Total	$1,246.49

Sources (on a cash basis):
Sales	$268.83
Refinancing
Operations	711.09
Other	266.57

Total	$1,246.49

S-A-11

Past performance is not necessarily indicative of future performance.

TABLE V

ACQUISITION OF EQUIPMENT AND NOTES RECEIVABLE

BY PRIOR PROGRAMS

The following is a summary of Equipment acquisitions/Note fundings and Lessees/Borrowers by, ATEL Capital Equipment Fund IX, LLC (ACEF 9), ATEL Capital Equipment Fund X (ACEF 10) and ATEL Capital Equipment Fund XI (ACEF 11). These are the three prior programs sponsored by ATEL Financial Services LLC and its affiliates which had similar investment objectives Information concerning the prior programs' Equipment acquisition/Note fundings is current through December 31, 2007.

Leases	Equipment Type	Acquisition Cost (1)
ATEL Capital Equipment Fund IX LLC (ACEF 9)
3M Company	Mitsubishi Laser Machine	$495,000
Arsenal Digital Solutions	Various Computer Hardware	414,936
Ball Corporation	Bulk Boxes & Pallets	1,058,222
Basin Electric Power Co-Op	Walking Drag Line	11,315,397
Bayer Corporation	Api 4000# Mass Spectrometer	1,202,275
Cargill Incorporated	Railroad	5,991,497
Central Illinois Public Svc Co	Ditch Witches W/Trailers	614,893
Colowyo Coal Company L.P.	Mining	3,791,357
CVS Pharmacy, Inc.	Telecommunications	802,870
Daimlerchrysler Corporation	Yale Electric Forklifts	2,033,956
East Midlands Ambulance Svc	Emergency Vehicles	4,863,214
East Of England	Emergency Vehicles	147,714
Ford Motor Company	Batteries & Chargers	4,448,129
Ford Motor Company	Motor Vehicle	8,548,832
GE Aircraft Engines	Aviation	13,644,050
GE Engine Services, Inc.	Small Hole Drilling Machine	234,000
General Electric Company-Plast	Construction Equipment	710,062
General Motors Corporation	Motor Vehicle	2,614,585
General Motors Corporation	Testing Lab Equipment	64,932
General Motors Corporation	Construction Equipment	179,398
General Motors Corporation	Computer Hardware	51,521
Ibm Corporation	Scanning Laser System	227,141
International Paper Co.—Mac	Motor Vehicle	5,053,707
Johnson Technology, Inc.	Manufacturing/Production Equip	2,571,910
Lockheed Martin Corporation	Avid Editing System & Support Equip	635,150
Mastec North America, Inc.	Construction Equipment	5,364,779
Meadwestvaco Corporation	Trucks, Forklifts, Lumber Equipment	5,888,925
NBC Universal, Inc.	Pc Edit Systems & Inferno System	5,505,664
New Ngc, Inc.	Various Construction Vehicle	7,773,759
Nortel Networks, Inc.	Office Furniture	1,055,141
Peabody Holding Company, Inc.	Joy Continuous Miner & Haulers	5,111,435
Ryder Truck Rental, Inc.	Forklifts & Accessories	1,946,992
Sea Mar Management LLC	"Cape Atlas"Vessel-49% Ownership	1,261,811
Seacor Marine LLC	Crew Boat	11,200,000
Seven Hills Paperboard, LLC	Wheel Loader & Forklifts	136,355
Sony Pictures Entertainment In	Electronics	762,524
Sussex Ambulance Service	Emergency Vehicles	1,719,188
The Sabine Mining Company	Bucyrus Erie Walking Draglines	12,650,961
U.S. Telepacific Corp.	Various Computer Hardware	1,000,000
Union Pacific Railroad Company	Refrigerator Box Cars	7,466,942
UPS Ground Freight, Inc.	Over The Road Tractors	6,071,589
Visteon Corporation	Bulk Storage Silos 12' Diameter	410,250
Whirlpool Corporation	Fork Trucks, Batteries, Chargers	9,583,275
Williams Distributed Power Ser	Capstone Micro Turbine Systems	696,451

		157,320,789

S-A-12

Past performance is not necessarily indicative of future performance.

Loans	Equipment Type	Acquisition Cost (1)
Arbinet-Thexchange, Inc.	Telecommunications	495,474
Arsenal Digital Solutions	Various Computer Hardware	50,515
ARYx Therapeutics, Inc.	Computer Hardware	289,947
Aspen Aerogels, Inc.	Manufacturing/Production Equip	583,333
Boingo Wireless, Inc.	Computer Hardware & Software	120,471
Cedar Point Communications Inc	Computer Equip & Office Furniture	500,000
Dorado Network Systems Corp	Computer & Office Equip	287,489
Helijet International Inc.	Sikorsky Helicopter (40% Trust)	2,680,000
Infiniroute Networks, Inc.	Computer Equipment	121,141
Insite One, Inc.	Various Computer Equipment	375,000
Lightship Holding, Inc.	Various Telecom System	375,000
Miasole	Various Lab Equipment	25,692
Microfabrica Inc.	Lab Testing Equipment	350,000
New Ngc, Inc.	New Gypsum Manufacturing Facility	2,503,105
On24, Inc.	Computer Equipment	183,725
Photuris, Inc.	Office Equipment	1,000,000
Quick Study Radiology, Inc.	Computer Related Equipment	650,000
Rubicon Technology, Inc.	Lapping And Polishing Machine	300,000
Rubicon Technology, Inc.	Optical Surface Analyzer	200,000
Silicon Access Networks, Inc.	Computer & Office Equip	1,177,022
Silverpop Systems	Computer & Office Equip	179,095
Starcite, Inc.	Various Computer Hardware	175,000
Zeevo, Inc.	Various Computer Hardware/ Lab Equipment	370,429

		12,992,438

		$170,313,227

S-A-13

Past performance is not necessarily indicative of future performance.

Leases	Equipment Type	Acquisition Cost (1)
ATEL Capital Equipment Fund X LLC (ACEF 10)
A & G Coal Corporation	Caterpillar Wheel Loader	$3,248,020
Aircraft Service International	Nve Millennium Carts and Trucks	3,025,661
Arbinet-Thexchange, Inc.	Telecommunications Equipment	654,526
ARYx Therapeutics, Inc.	Computer Hardware & Software	297,404
Allegheny Tech	Lift Trucks	594574
Alliant Techsystems	Fork Lift	519391
Arsenal Digital Solutions	Various Computer Hardware/ Office Furniture	414,936
Ball Corporation	Tier Sheets	3,883,098
Bayer Corporation	Clark Forklifts	1,002,579
Cargill Incorporated	Railroad	6,342,006
Colowyo Coal Company L.P.	Mining	2,000,000
Conagra Foods	Crane	771,064
Cummins Inc.	Forklifts/Lift Trucks	3,702,016
Daimlerchrysler Corporation	Self-Guided Automation System	2,363,882
Daimlerchrysler Corporation	Forklifts	2,623,942
Ford Motor Company	Motor Vehicle	1,397,852
Ford Motor Company	Batteries	174,331
GE Aircraft Engines	Grinders	6,088,818
Illinois Power Company	Ditch Witch W/Trailer	157,188
International Paper Co.—Mac	Motor Vehicle	3,557,833
International Paper Co.—Mac	Construction Equipment	9,801,068
IBM	Digital Analyzer Oscilloscope	166,080
Kaiser Foundation Hospitals	Computer Hardware	1,079,722
Kraft Foods Global, Inc.	Batteries	319,105
Kraft Foods Global, Inc.	Forklift Trucks	919,878
Lafarge North America Inc.	Forklifts & Trackmoblie Railcar Mover	4,521,304
Martin Marietta	Railcars	2,928,524
Meadwestvaco Corporation	Forklifts And Lumber Equipment	8,338,969
New Ngc, Inc.	Tractor, Mining Shovel And Bulldozer	1,862,238
New Ngc, Inc.	New Gypsum Manufacturing Facility	2,503,105
Newell Rubbermaid, Inc.	Caterpillar C4000 Lp Forklifts	3,549,939
Ryder Integrated Logistics	Forklifts	3,092,544
Solvay Soda Ash Joint Venture	Shearer & Compressors	2,445,894
Sussex Ambulance Service	Motor Vehicles	10,031,933
The Sabine Mining Company	Bucyrus Erie Waling Draglines	12,650,961
Tyson Foods, Inc.	Refrigerated Trailers	2,585,565
Union Pacific Railroad Company	Refrigerator Box Cars	13,086,842
UPS Ground Freight, Inc.	Over The Road Tractors	6,466,833
Washington Group International	Cat Wheel Loader	4,846,808
Whirlpool Corporation	Fork Trucks, Batteries, Chargers	3,137,358

		137,153,791

S-A-14

Past performance is not necessarily indicative of future performance.

Loans	Equipment Type	Acquisition Cost (1)
Alba Therapeutics Corporation	Senior Term Loan—Blanket	500,000
Adenosine Therapeutics, LLC	Senior Term Loan—Blanket	333,200
Alveolus, Inc.	Senior Term Loan—Blanket	375,000
Arsenal Digital Solutions	Various Computer Hardware/ Office Furniture	50,515
Asempra Technologies, Inc.	Senior Term Loan—Blanket	200,000
Aspen Aerogels, Inc.	Manufacturing/Production Equip	583,333
Boingo Wireless, Inc.	Computer Hardware & Software	194,743
Cedar Point Communications Inc	Computer Networking Equipment	750,000
Chelsio Communications, Inc.	Various Computer Equip	27,600
Convio, Inc.	Computer Equip & Office Furniture	264,196
Cornice, Inc.	Computer Equipment & Fixtures	195,757
Cymbet Corporation	Thin Film Disposition Equipment	38,439
Danger, Inc.	Computers	433,264
Doppelganger Studios, Inc.	Computer Equip & Office Furniture	197,617
Dorado Network Systems Corp	Computer Equip & Office Furniture	287,489
Good Technology, Inc.	Computer Hardware	1,500,000
Helijet International Inc.	Sikorsky Helicopters (40% Trust)	2,680,000
Lightship Holding, Inc.	Computer Hardware	375,000
Linden Research, Inc.	Computer & Networking Equipment	324769
Locus Pharmaceuticals, Inc.	Senior Term Loan—Blanket	500,000
Miasole	Lab & Computer Equipment	132,253
On24, Inc.	Computer Equip & Office Furniture	779,214
Openpages, Inc.	Computer & Office Equip, Furniture	583,333
Razz, Inc.	Senior Term Loan—Blanket	123,750
Renal Solutions, Inc.	Senior Term Loan	500,000
Revver, Inc.	Senior Term Loan—Blanket	1,200,000
Silverpop Systems, Inc.	Computer & Network Equipment	349,645
Sling Media	Computers & Network Equipment	293,868
Solaria Corporation	Manufacturing Equipment	367,015
Starcite, Inc.	Computer Equip & Office Furniture	175,000
Technorati, Inc.	Computer Equip & Office Furniture	492,586

		14,807,587

		$151,961,378

S-A-15

Past performance is not necessarily indicative of future performance.

Leases	Equipment Type	Acquisition Cost (1)
ATEL Capital Equipment Fund XI LLC (ACEF 11)
Aircraft Services International	Deicer Trucks	$1,657,669
Allegheny Tech	Lift Trucks	798,023
Alliant Techsystems	Fork Lift	1,320,178
Bayer Corporation	Automated Varian Nmr System	724,571
Central Illinois Public Svc Co	Ditch Witches W/Trailers	343,715
Daimlerchrysler Corporation	Forklift, Tractor, Battery And Charger	3,141,964
East Midlands Ambulance Svc	Emergency Vehicles	4,552,783
East Of England	Ford Focus Rv Vehicles	413,922
International Paper Co.—Mac	Motor Vehicle	6,194,917
International Paper Co.—Mac	Logging Equipment	2,685,628
Lyondell Chemical Company	Tank Barge	1,414,911
Meadwestvaco Corporation	Hyster Lift Trucks W/ Clamps	1,034,111
New Ngc, Inc.	Caterpillar Lift Trucks	5,729,501
Ryder Integrated Logistics Inc	Forklifts/Pickers/Reach Trucks/ Sweep Trucks	2,784,110
Tin, Inc. Dba Temple-Inland	Peterson Portable Recycler	643,105
Tyson Foods, Inc.	Refrigerated Trailers	2,571,420
Union Pacific Railroad Company	Refrigerator Box Cars	11,924,442
Ups Ground Freight, Inc.	Over The Road Tractors	3,078,146
Verso Paper Holdings, LLLC	Construction	1,060,681
Washington Group International	Haul Trucks	8,609,840
Whirlpool Corporation	Forklifts, Batteries, Chargers	3,260,203

		63,943,840

Loans	Equipment Type	Acquisition Cost (1)
Alba Therapeutics Corporation	Senior Term Loan—Blanket	500,000
Adenosine Therapeutics, LLC	Senior Term Loan—Blanket	333,200
Alveolus, Inc.	Senior Term Loan—Blanket	375,000
Arsenal Digital Solutions	Various Computer Equipment	1,015,693
Asempra Tech	Senior Term Loan—Blanket	200,000
Boingo Wireless, Inc.	Various Computer Equipment	123,802
Chelsio Communications, Inc.	Various Computer Equip	27,600
Convio, Inc.	Computer Equip & Office Furniture	314,852
Cornice, Inc.	Computer Equipment & Fixtures	195,757
Cymbet Corporation	Thin Film Deposition Equipment	504,213
Danger Inc.	Computer & Network Equipment	433,264
Good Technology, Inc.	Computer Equipment & Fixtures	1,500,000
Linden Research Inc.	Computer Equipment & Fixtures	324,769
Locus Pharmaceuticals, Inc.	Senior Term Loan—Blanket	750,000
New Ngc, Inc.	New Gypsum Manufacturing Facility	2,503,105
On24, Inc.	Various Computer Equipment	62,353
Openpages, Inc.	Computer & Office Equip, Furniture	237,345
Razz, Inc.	Senior Term Loan-Blanket	123,750
Renal Solutions, Inc.	Senior Term Loan	500,000
Reply Inc!	Senior Term Loan—Blanket	1,000,000
Revver, Inc.	Senior Term Loan—Blanket	1,779,178
Silverpop Systems, Inc.	Computer & Network Equipment	170,551
Sling Media	Computer & Network Equipment	293,868
Solaria Corporation	Manufacturing Equipment	367,015
Technorati, Inc.	Computer Equip & Office Furniture	835,820

		14,471,134

		$78,414,974

		$400,689,579

TABLE V

ACQUISITION OF EQUIPMENT AND NOTES RECEIVABLE FOOTNOTES

(1)	“Acquisition Cost” includes either amounts committed to Lessees for funding by the program, or the actual Equipment acquisition cost, less any Acquisition Fees. All figures are rounded.

S-A-16

Past performance is not necessarily indicative of future performance.

TABLE VI

SALES OR DISPOSALS OF EQUIPMENT BY PRIOR PROGRAMS

ATEL Capital Equipment Fund IX, LLC (ACEF 9), ATEL Capital Equipment Fund X (ACEF 10) and ATEL Capital Equipment Fund XI (ACEF 11) have disposed of equipment in their portfolios as of December 31, 2006. Set forth below is a summary of equipment sales and dispositions as of such date. Sales were for consideration unless otherwise noted. Interim rent (rent paid prior to formal commencement of a lease), hold-over rent (rent received after termination of the initial lease term, but before formal extension or disposition) and extension rent (rent paid after formal extension of a lease) are included in the “Excess of Rents Over Expenses” column. “Equipment Acquisition Price” includes acquisition fees. Dispositions are shown on a per asset basis.

Leases	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
ATEL Capital Equipment Fund IX LLC (ACEF 9)
Arsenal Digital Solutions	Computers	$414,936	$37,199	$490,319
Cargill Incorporated	Railroad	71,186	54,760	16,854
Colowyo Coal Company L.P.	Mining	3,791,357	2,694,237	2,495,519
CVS Pharmacy, Inc.	Telecommunications	269,153	74,670	404,188
CVS Pharmacy, Inc.	Telecommunications	402,658	93,171	153,893
CVS Pharmacy, Inc.	Material Handling	64,667	8,600	337,009
Ford Motor Company	Motor Vehicle	717,460	32,150	826,998
GE Aircraft Engines	Manufacturing	814,100	763,626	232,490
GE Aircraft Engines	Manufacturing	814,100	763,626	221,419
GE Aircraft Engines	Manufacturing	506,871	493,185	100,361
GE Aircraft Engines	Manufacturing	746,775	765,892	59,145
GE Aircraft Engines	Manufacturing	746,775	707,196	197,149
GE Aircraft Engines	Manufacturing	746,775	707,196	197,149
GE Aircraft Engines	Manufacturing	746,775	707,196	197,149
GE Aircraft Engines	Manufacturing	4,958,400	3,413,058	4,829,553
GE Engine Services, Inc.	Small Hole Drilling Machine	234,000	129,000	236,216
General Electric Company-Plast	Manufacturing	260,000	42,000	217,583
General Electric Company-Plast	Manufacturing	168,012	83,551	159,627
General Motors Corporation	Material Handling	4,753	3,048	3,985
General Motors Corporation	Material Handling	23,467	10,000	59,563
General Motors Corporation	Computers	51,521	8,000	53,096
General Motors Corporation	Material Handling	72,722	12,450	69,486
General Motors Corporation	Material Handling	25,639	2,000	25,906
General Motors Corporation	Material Handling	198,259	25,950	212,252
Johnson Technology, Inc.	Manufacturing/Production Equip	423,910	250,145	456,200
Mastec North America, Inc.	Construction Equipment	59,580	23,832	24,120
NBC Universal, Inc.	Computers	2,140,793	553,925	1,708,736
New Ngc, Inc.	Construction	662,273	340,000	741,832
New Ngc, Inc.	Construction	534,989	341,500	908,068
New Ngc, Inc.	Construction	1,097,173	522,000	993,647
New Ngc, Inc.	Construction	524,399	281,400	485,452
New Ngc, Inc.	Construction	1,141,870	676,739	990,001
Nortel Networks, Inc.	Furniture & Fixtures	22,263	11,969	20,489
Nortel Networks, Inc.	Furniture & Fixtures	73,865	43,006	54,106
Nortel Networks, Inc.	Furniture & Fixtures	52,245	30,418	38,270
Nortel Networks, Inc.	Furniture & Fixtures	670,752	408,032	550,788
Nortel Networks, Inc.	Furniture & Fixtures	236,017	59,004	249,500
Peabody Holding Company, Inc.	Batteries & watering systems	5,111,435	1,560,000	5,194,028
Ryder Integrated Logistics Inc	Material Handling	540	540	43
Sony Pictures Entertainment In	Electronics	762,524	749,408	101,046
Union Pacific Railroad Company	Refrigerator Box Cars	28,177	24,850	29,868
U.S. Telepacific Corp.	Computers	345,944	25,946	374,256
U.S. Telepacific Corp.	Computers	452,765	33,957	489,252
U.S. Telepacific Corp.	Computers	146,507	10,988	158,260
U.S. Telepacific Corp.	Computers	54,784	4,109	59,174
Whirlpool Corporation	Fork Trucks, Batteries, Chargers	32,550	13,000	26,740
Williams Distributed Power Ser	Electrical Generation	696,451	235,361	640,819

		32,122,167	17,831,890	26,091,604

S-A-17

Past performance is not necessarily indicative of future performance.

Loans	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
Arbinet-Thexchange, Inc.	Telecommunications	495,474	286,856	365,216
Arsenal Digital Solutions	Computers	50,515	—	61,114
ARYx Therapeutics, Inc.	Research	174,668	28,236	137,589
Aspen Aerogels, Inc.	Manufacturing/Production Equip	583,333	—	126,386
Boingo Wireless, Inc.	Computer Hardware & Software	120,471	—	140,083
Cedar Point Communications Inc	Computer Equip & Office Furniture	305,283	—	339,220
Dorado Network Systems Corp	Furniture & Fixtures	87,430	—	97,562
Dorado Network Systems Corp	Computers	89,066	—	102,284
Dorado Network Systems Corp	Computers	48,084	—	53,642
Dorado Network Systems Corp	Computers	62,910	—	71,386
Infiniroute Networks, Inc.	Computers	41,135	—	47,356
Infiniroute Networks, Inc.	Computers	80,006	—	92,105
Insite One, Inc.	Computers	375,000	—	456,775
Lightship Holding, Inc.	Computers	375,000	214,388	180,999
Miasole	Research	25,692	—	28,769
Microfabrica Inc.	Research	303,804	—	361,510
Microfabrica Inc.	Computers	46,196	—	54,971
On24, Inc.	Computer Equipment	53,317	—	64,247
Photuris, Inc.	Computers/Furniture & Fixtures	1,000,000	—	187,475
Quick Study Radiology, Inc.	Computers	629,080	—	70,394
Quick Study Radiology, Inc.	Computers	20,920	19,479	3,121
Rubicon Technology, Inc.	Manufacturing	300,000	—	336,300
Rubicon Technology, Inc.	Manufacturing	200,000	—	234,160
Silicon Access Networks, Inc.	Computers	114,304	6,413	124,180
Silicon Access Networks, Inc.	Research	883,623	44,109	996,727
Silverpop Systems, Inc.	Computers	116,986	—	100,960
Silverpop Systems, Inc.	Computers	62,109	—	70,796
Starcite, Inc.	Computers	175,000	—	199,921
Zeevo, Inc.	Computers	69,443	—	84,610
Zeevo, Inc.	Computers	99,421	—	121,135
Zeevo, Inc.	Research	53,583	5,358	65,285
Zeevo, Inc.	Research	96,457	9,646	117,523
Zeevo, Inc.	Research	51,525	9,955	48,022

		7,189,835	624,440	5,541,823

		$39,312,002	$18,456,330	$31,633,427

S-A-18

Past performance is not necessarily indicative of future performance.

Leases	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
ATEL Capital Equipment Fund X LLC (ACEF 10)
Arbinet-Thexchange, Inc.	Telecommunications	$654,526	$397,586	$461,477
Arsenal Digital Solutions	Computers	414,936	37,199	490,319
ARYx Therapeutics, Inc.	Research	182,125	15,870	157,610
ARYx Therapeutics, Inc.	Computers	115,279	5,764	130,391
Cargill Incorporated	Railroad	71,186	54,760	15,080
Colowyo Coal Company L.P.	Mining	2,000,000	1,421,252	1,316,425
GE Aircraft Engines	Manufacturing	1,747,399	1,151,120	1,118,196
GE Aircraft Engines	Manufacturing	120,155	124,214	1,693
Lafarge North America Inc.	Forklifts & Trackmoblie Railcar Mover	952,810	320,000	768,947
Kaiser Foundation Hospitals	Computers	940,946	152,713	904,407
Kaiser Foundation Hospitals	Computers	105,488	2,452	102,902
Kaiser Foundation Hospitals	Computers	33,288	774	32,081
Union Pacific Railroad Company	Railroad	173,000	173,000	—

		7,511,138	3,856,704	5,499,528

Loan	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
Arsenal Digital Solutions	Computers	50,515	—	61,115
Aspen Aerogels, Inc.	Manufacturing Production equipment	583,333	—	809,201
Boingo Wireless, Inc.	Computer Networking Equipment	194,743	—	223,640
Cedar Point Communications Inc	Computer Networking Equipment	305,283	—	367,220
Chelsio Communications, Inc.	Computer Networking Equipment	27,600	—	31,540
Cornice, Inc.	Computer Equipment & Fixtures	195,757	15,909	70,365
Doppelganger Studios, Inc.	Computers	31,922	267	35,912
Doppelganger Studios, Inc.	Computers	576	619	78
Dorado Network Systems Corp	Furniture & Fixtures	87,430	—	97,562
Dorado Network Systems Corp	Computers	89,066	—	102,284
Dorado Network Systems Corp	Computers	48,084	—	53,642
Dorado Network Systems Corp	Computers	62,910	—	71,386
Good Technology, Inc.	Computers	1,500,000	1,191,450	597,466
Lightship Holding, Inc.	Computers	375,000	214,388	180,999
Miasole	Research	132,253	—	149,113
On24, Inc.	Computers	53,317	—	64,248
Renal Solutions, Inc.	Senior term loan-blanket	500,000	162,675	431,899
Revver, Inc.	Senior term loan-blanket	450,360	347,951	354,256
Silverpop Systems, Inc.	Computers	179,094	—	364,447
Starcite, Inc.	Computers	175,000	—	199,921

		5,042,243	1,933,259	4,266,294

		$12,553,381	$5,789,963	$9,765,822

S-A-19

Past performance is not necessarily indicative of future performance.

Leases	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
ATEL Capital Equipment Fund XI LLC (ACEF 11)
Union Pacific Railroad Company	Railroad	$201,450	$201,177	$6,639
International Paper Co.—Mac	Catepillar wheel loader	184,040	165,599	159,081
Verso Paper Holdings, LLC	Tanguay log loader	375,912	305,767	189,452

		761,402	672,543	355,172

Loans	Type of Equipment	Acquisition Cost (1)	Sale or Disposition Proceeds (2)	Payments Received (3)
Cornice, Inc.	Computers	$195,757	$15,909	$49,689
Good Technology, Inc.	Computers	1,500,000	1,191,450	398,311
Renal Solutions, Inc.	Senior term loan-blanket	500,000	162,673	431,899
Revver, Inc.	Senior term loan-blanket	452,358	347,951	148,217

		2,648,115	1,717,983	1,028,116

		$3,409,517	$2,390,526	$1,383,288

		$55,274,900	$26,636,819	$42,782,537

TABLE VI

SALES OR DISPOSALS OF EQUIPMENT BY PRIOR PROGRAMS FOOTNOTES

(1)	“Acquisition Cost” is the actual cost of the item of equipment or the principal amount of the note secured by equipment, including Acquisition Fees and any other expenditures incurred by the prior program in the acquisition of the investment.

(2)	“Sale or Disposition Proceeds” is the actual cash proceeds received upon the sale, early termination or casualty of the equipment on lease termination, or upon final liquidation of a note, net of any direct out-of pocket closing costs incurred by the prior program in connection with such sale or other disposition.

(3)	“Payments Received” are the gross amounts of lease rents or installments of principal and interest on notes received during the holding period for the investment, other than sale or disposition proceeds, less any direct out-of pocket costs incurred by the prior program during the holding period of the investment directly related to that particular investment transaction.

S-A-20

Past performance is not necessarily indicative of future performance.